Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
AMONG
NIPRO CORPORATION,
NIPPON PRODUCT ACQUISITION CORPORATION
AND
HOME DIAGNOSTICS, INC.

February 2, 2010

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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TABLE OF DEFINED TERMS

Acquisition Corporation	Preamble
Acquisition Proposal	Section 6.8(g)
Applicable Period	Section 6.8(b)
Certificate	Section 3.1
Change in Recommendation	Section 6.8(a)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.11(f)
Common Stock	Preamble
Confidentiality Agreement	Section 6.8(b)
Continuing Employees	6.10(a)
Delaware Act	Preamble
Determination Time	Exhibit A
Dissenting Shares	Section 2.8(b)
Effective Time	Section 2.3
Employee Pension Benefit Plan	Section 4.12(a)
Employee Welfare Benefit Plan	Section 4.12(a)
End Date	Section 1.1(b)
Environmental Law	Section 4.13(b)
ERISA	Section 4.12(a)
FDA	Section 4.16(a)
Financial Advisor	Section 1.2(c)
Fully Diluted Shares	Exhibit A
GAAP	Section 4.4(c)
Hazardous Materials	Section 4.13(c)
HDI	Preamble
HDI Disclosure Letter	Article 4
HDI Intellectual Property	Section 4.15(a)
HDI Material Adverse Effect	Section 4.1
HDI’s knowledge	Section 4.9(a)
HSR Act	Section 4.3
Indemnified Parties	Section 6.9(a)
Independent Directors	Section 1.3(a)
Intellectual Property	Section 4.15(k)
Lien	Section 4.3
Material Contracts	Section 4.10
Merger	Preamble
Merger Consideration	Section 2.8(a)
Minimum Tender Condition	Exhibit A
Multiemployer Plan	Section 4.12(b)
Nipro	Preamble
Nipro Disclosure Letter	Article 5
Nipro Material Adverse Effect	Section 5.1
Nipro’s knowledge	Section 5.4
Offer	Preamble
Offer Documents	1.1(e)
Offer Price	Preamble
Owned Intellectual Property	Section 4.15(b)

Plans	Section 4.12(a)
Pre-Closing Service	Section 6.10(b)
Proxy Statement	Section 4.5(f)
Recommendation	Section 6.2(e)
Regulatory Approvals	Section 3.16(a)
Schedule 14D-9	Section 1.2(b)
SEC	Section 1.1(a)
SEC Documents	Section 4.5(a)
Securities Act	Section 1.1(e)
Securities Exchange Act	Section 1.1(a)
Stockholder Approval	Section 2.1(a)
Stockholders Meeting	Section 6.2(a)
Stock Appreciation Rights	Section 2.9(a)
Stock Options	Section 2.9(a)
Stock Plans	Section 2.9(a)
Superior Acquisition Proposal	Section 6.8(h)
Subsidiary	Section 2.8(e)
Surviving Corporation	Section 2.1
Taxes	Section 4.11(a)
Tax Returns	Section 4.11(a)
Termination Fee	Section 8.3(a)
Third Party Intellectual Property	Section 4.15(d)
Top-Up Closing	Section 1.4(d)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER dated as of February 2, 2010, between and among Nipro Corporation, a corporation organized under the laws of Japan (“Nipro”), Nippon Product Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Nipro (the “Acquisition Corporation”), and Home Diagnostics, Inc., a Delaware corporation (“HDI”).
     The boards of directors of HDI, Nipro and the Acquisition Corporation have each determined that it is in the best interests of their respective stockholders for Nipro to acquire HDI upon the terms and subject to the conditions set forth in this Agreement.
     In furtherance of such acquisition, Nipro proposes to cause the Acquisition Corporation to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (“Common Stock”), of HDI for $11.50 per share (such amount, or any greater amount per share paid pursuant to the Offer, being the “Offer Price”), net to the sellers in cash, upon the terms and subject to the conditions set forth in this Agreement and the Offer.
     The board of directors of HDI has unanimously approved the making of the Offer and resolved to recommend that HDI’s stockholders tender their shares of Common Stock pursuant to the Offer.
     Also in furtherance of such acquisition, the boards of directors of HDI, Nipro and the Acquisition Corporation have each unanimously approved this Agreement and declared its advisability and approved the merger (the “Merger”) of the Acquisition Corporation with and into HDI in accordance with the General Corporation Law of the State of Delaware (the “Delaware Act”) following the consummation of the Offer and upon the terms and subject to the conditions set forth in this Agreement.
     Simultaneously with the execution and delivery of this Agreement, Nipro is entering into agreements with certain stockholders of HDI pursuant to which such stockholders are agreeing to tender the shares of Common Stock beneficially owned by them pursuant to the Offer and to vote in favor of the Merger, in each case upon the terms and subject to the conditions set forth therein.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
THE OFFER
     Section 1.1. The Offer.
     (a) Provided that this Agreement has not been terminated in accordance with Section 8.1 and none of the events set forth in paragraph 2 of Exhibit A have occurred and are continuing, as promptly as practicable but in no event later than 10 business days after the date of this Agreement, Nipro will cause the Acquisition Corporation to commence the Offer in accordance with the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, the “Securities Exchange Act”) and the terms and conditions of this Agreement.
     (b) The Offer will initially expire at 12:00 midnight, New York City time, on the 20th business day following the date of the commencement of the Offer. If the Minimum Tender Condition (as defined in Exhibit A) is not satisfied at the expiration of the initial Offer period, Nipro will cause the Acquisition Corporation to extend the Offer for up to two additional 10 business day periods if so requested in writing by HDI. Nipro may cause the Acquisition Corporation, without the consent of HDI and in its sole discretion, to extend the Offer for successive extension periods expiring on or before April 30, 2010 (the “End Date”), each extension period not exceeding 20 business days, if at the scheduled expiration date of the Offer any of the conditions set forth on Exhibit A are not satisfied and for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the Nasdaq Global Select Market. In addition, Nipro may cause the Acquisition Corporation, without the consent of HDI and in its sole discretion, to extend the Offer after acceptance for payment of shares of Common Stock tendered pursuant to the Offer for a further period of time not to exceed 20 business days by means of a subsequent offering period pursuant to Rule 14d-11 under the Securities Exchange Act.
     (c) The obligation of Nipro to cause the Acquisition Corporation to accept for payment and pay for any shares of Common Stock tendered pursuant to the Offer will be subject to the satisfaction of each of the conditions set forth in Exhibit A (any of which may be waived by Nipro and the Acquisition Corporation in their sole discretion, except that the Minimum Tender Condition may not be waived) and to the other conditions in this Agreement. Nipro and the Acquisition Corporation expressly reserve the right to modify the terms of the Offer, except that without the consent of HDI, Nipro and the Acquisition Corporation will not (i) reduce the number of shares of Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in Section 1.1(b), extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) otherwise amend the Offer in any manner adverse to the holders of Common Stock. Nothing contained in this Section 1.1(c) (but otherwise subject to the terms and conditions of this Agreement) will limit or restrict the ability of Nipro to cause the Acquisition Corporation, and for the Acquisition Corporation, to increase the Offer Price and in connection therewith to extend the period of time during which the Offer remains open for acceptance, including in the case of such Offer Price increase any extension required by any rule, regulation, interpretation or position of the SEC or the staff thereof or of the Nasdaq Global Select Market.
     (d) On the terms and subject to the conditions of the Offer and this Agreement, Nipro will cause the Acquisition Corporation to pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that the Acquisition Corporation becomes obligated to purchase pursuant to the Offer as soon as practicable and in any event no more than two business days after the expiration of the Offer. The Acquisition Corporation may, at any time, transfer or assign to one or more subsidiaries of Nipro the right to purchase all or any portion of the shares of Common Stock tendered pursuant to the Offer, but any such transfer or assignment will not relieve Nipro or the Acquisition Corporation of its respective obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for shares of Common Stock validly tendered and accepted for payment.
     (e) On the date of commencement of the Offer, Nipro and the Acquisition Corporation will file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and will cause the Offer Documents to be disseminated to holders of shares of Common Stock in accordance with applicable federal securities laws. The

Offer Documents will comply as to form in all material respects with the Securities Act of 1933, as amended (together with the rules and regulations of the SEC thereunder, the “Securities Act”), the Securities Exchange Act and other applicable laws, rules and regulations. Each of Nipro, the Acquisition Corporation and HDI agrees to use all reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information has become false or misleading in any material respect, each of Nipro and the Acquisition Corporation will take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. HDI and its counsel will be provided with a reasonable opportunity to review and comment on the Offer Documents, including any amendment thereto, prior to the filing thereof with the SEC. Nipro and the Acquisition Corporation will provide HDI and its counsel in writing with a copy of any written comments and telephonic notification of any oral comments Nipro, the Acquisition Corporation or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and will provide HDI and its counsel with a copy of any written response and telephonic notification of any oral response of Nipro, the Acquisition Corporation or their counsel.
     Section 1.2. Actions by HDI.
     (a) Subject to the terms and conditions of this Agreement, HDI hereby approves of and consents to the Offer and each of the other transactions contemplated by this Agreement.
     (b) On the date the Offer Documents are filed with the SEC, HDI will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (as amended from time to time, the “Schedule 14D-9”) and will mail the Schedule 14D-9 together with the Offer Documents as required by applicable federal securities laws to the holders of shares of Common Stock. The Schedule 14D-9 will comply as to form in all material respects with the applicable provisions of the Securities Exchange Act. HDI will deliver copies of the proposed form of the Schedule 14D-9 to Nipro within a reasonable time prior to the filing thereof with the SEC for review and comment by Nipro and its counsel. Each of Nipro, the Acquisition Corporation and HDI will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information has become false or misleading in any material respect, and HDI will take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. HDI will provide Nipro and its counsel in writing with a copy of any written comments and telephonic notification of any oral comments that HDI or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and will provide Nipro and its counsel with a copy of any written response and telephonic notification of any oral response of HDI or its counsel.
     (c) Except as expressly permitted in accordance with Section 6.8(c), HDI will include in the Schedule 14D-9 (i) the Recommendation (as defined in Section 4.2(a)) as it pertains to the Offer and (ii) the written opinion of Raymond James & Associates, Inc., financial advisor to the board of directors of HDI (the “Financial Advisor”), that the Offer Price and the Merger Consideration to be received by the stockholders of HDI pursuant to the Offer and the Merger is fair, from a financial point of view, to such stockholders
     (d) In connection with the Offer, HDI will cause its transfer agent to furnish to the Acquisition Corporation promptly with mailing labels containing the names and addresses of all record holders of Common Stock, each as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, mailing label security position listings, computer files and all other information in HDI’s possession or control regarding the record holders and beneficial owners of Common Stock, and will furnish to the Acquisition Corporation such information and assistance (including updated lists of stockholders, security position listings and computer files) as Nipro may reasonably request in communicating the Offer to the stockholders of HDI. Subject to applicable laws, rules and regulations, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Nipro and the Acquisition Corporation will hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the transactions contemplated by this Agreement and, if this Agreement is terminated, will deliver to HDI or destroy all copies of such information then in their possession and will certify to HDI in writing that they have complied with this Section 1.2.
     Section 1.3. HDI Board of Directors.
     (a) If requested by Nipro, upon the payment for the shares of Common Stock to be purchased pursuant to the Offer, Nipro will be entitled to designate such number of directors serving on the board of directors of HDI (and on each committee of HDI’s board of directors and the board of directors of each subsidiary of HDI as designated by Nipro) as will give Nipro representation on the board of directors of HDI (or such committee or subsidiary board of directors) equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the HDI board of directors (or such committee or subsidiary board of directors) giving effect to the directors appointed or elected pursuant to this sentence, multiplied by (ii) the percentage that (A) such number of shares of Common Stock beneficially owned by Nipro and its subsidiaries (including all shares of Common Stock purchased by the Acquisition Corporation pursuant to the Offer) bears to (B) the total number of shares of Common Stock then outstanding, and HDI will, at such time, cause Nipro’s designees to be so appointed or elected; provided that in the event that Nipro’s designees are appointed or elected to the HDI board of directors, until the Effective Time the HDI board of directors will have at least three directors who are directors on the date of this Agreement and who will be independent for purposes of Rule 10a-3 under the Securities Exchange Act (the “Independent Directors”); provided further that, in such event, if the number of Independent Directors will be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors will designate three persons to fill such vacancies who will be independent for purposes of Rule 10a-3 under the Securities Exchange Act, and such persons will be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, HDI will take all action necessary to effect any such election.

     (b) HDI will take all actions necessary to cause the persons designated by Nipro to be directors on the board of directors of HDI (or a committee of the HDI board of directors or the board of directors of subsidiaries of HDI as designated by Nipro) pursuant to Section 1.3(a) to be so appointed or elected (whether, at the request of Nipro, by means of increasing the size of the HDI board of directors (or such committee or subsidiary board of directors) or seeking the resignation of directors and causing Nipro’s designees to be appointed or elected.
     (c) The obligation of HDI to appoint designees of Nipro to its board of directors will be subject to Section 14(f) of the Securities Exchange Act and Rule 14f-1 thereunder. HDI will promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, and will include in the Schedule 14D-9 such information with respect to HDI and its officers and directors as is required under Section 14(f) and Rule 14f-1 to enable Nipro’s designees to be elected to the board of directors of HDI. Nipro and the Acquisition Corporation will supply to HDI any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.
     (d) Following the election or appointment of Nipro’s designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Independent Directors (or of the sole Independent Director if there is only one Independent Director) will be required for HDI to authorize (and such authorization will constitute the authorization of HDI’s board of directors and no other action on the part of HDI, including any action by any other director of HDI, will be required to authorize) any Change in Recommendation, any consent or action by HDI required under this Agreement, including termination of this Agreement by HDI, any amendment of this Agreement or of HDI’s certificate of incorporation or bylaws, any extension of the time for performance of any obligation or action hereunder by Nipro or the Acquisition Corporation, any waiver of compliance with any covenant of Nipro or the Acquisition Corporation or any waiver of any other agreements or conditions contained herein for the benefit of HDI, any exercise of HDI’s rights or remedies under this Agreement or any action seeking to enforce any obligation of Nipro or the Acquisition Corporation under this Agreement. If asked to take any of the actions or to perform any of the duties set forth above, and with respect to any transactions where Nipro has or reasonably may be deemed to have interests that are materially different from or in addition to the interests of the non-affiliate holders of Common Stock, the Independent Directors will have the authority to retain at the expense of HDI one firm of independent counsel and other advisors as are reasonably appropriate to the exercise and discharge of their fiduciary and other duties and their obligations under this Agreement. In addition, the Independent Directors will have the authority to institute any action, on behalf of HDI and the holders of Common Stock not affiliated with Nipro (including at the request of such holders), to enforce the performance of this Agreement.
     Section 1.4. Top-Up Option.
     (a) On the terms and subject to the conditions set forth in this Section 1.4, HDI hereby grants the Acquisition Corporation an irrevocable option (the “Top-Up Option”) to purchase at a price per share equal to the Offer Price that number of shares of Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock beneficially owned by the Acquisition Corporation at the time of such exercise, constitutes one share more than 90% of the then outstanding shares of Common Stock, calculated after giving effect to the issuance of the Top-Up Option Shares.
     (b) The number of shares of Common Stock issuable upon the exercise of the Top-Up Option may not exceed (i) the number of then authorized but unissued shares of Common Stock, or (ii) the number of shares of Common Stock that may be issued by HDI without the prior approval of its stockholders in accordance with the listing rules of the Nasdaq Global Select Market. The Acquisition Corporation will not be permitted to exercise the Top-Up Option if (i) as a result of the foregoing limitations, the number of Top-Up Option Shares, when added to the number of shares of Common Stock beneficially owned by the Acquisition Corporation, would constitute less than 90% of the then outstanding shares of Common Stock, calculated after giving effect to the issuance of the Top-Up Option Shares, (ii) any provision of applicable law or any judgment, injunction, order or decree of any governmental authority will prohibit such exercise, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any governmental authority in connection with such exercise or the delivery of Top-Up Option Shares, if such action, consent, approval, authorization, permit, filing or notification has not theretofore been obtained or made, or (iii) the conditions set forth in Sections 7.1(b) and (c) are not satisfied at the time of the issuance of the Top-Up Option Shares.
     (c) The Top-Up Option may be exercised, in whole but not in part, during the 10 business day period commencing as of date of the Acquisition Corporation’s acceptance for payment of shares of Common Stock pursuant to the Offer.
     (d) If the Acquisition Corporation determines to exercise the Top-Up Option, it will deliver a written notice of exercise to HDI setting forth (i) the number of shares of Common Stock that are expected to be owned by the Acquisition Corporation immediately prior to the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”). The Acquisition Corporation’s notice will include an undertaking by the Acquisition Corporation to consummate the Merger within three business days after the date of the Top-Up Closing. HDI will, as soon as practicable following receipt of such notice, notify the Acquisition Corporation in writing of the number of shares of Common Stock then outstanding and the number of Top-Up Option Shares. The aggregate purchase price payable for the shares of Common Stock being purchased by the Acquisition Corporation pursuant to the Top-Up Option will be determined by multiplying the number of such shares then subject to the Top-Up Option by the Offer Price. Such purchase price will be paid by the Acquisition Corporation by paying in cash an amount equal to the aggregate par value of such shares, which will be allocated to HDI’s stated (or “paid-in”) capital account, and by executing and delivering to HDI a promissory note having a principal amount equal to he balance of such purchase price, which balance will be allocated to HDI’s “additional capital” account. Such promissory note will bear interest per annum at the prime lending rate as announced from time to time by JP Morgan Chase and in effect on the date such promissory note is made, will mature and become due and payable on the first business day following the Effective Time and may be prepaid without premium or penalty. At the Top-Up Closing, the Acquisition Corporation will pay HDI the aggregate purchase price for the Top-Up Option Shares and HDI will cause to be issued to the Acquisition Corporation or its designee a certificate representing the Top-Up Option Shares.

     (e) Nipro and the Acquisition Corporation acknowledge and agree that the shares of Common Stock that the Acquisition Corporation may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offer. The Acquisition Corporation is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Acquisition Corporation agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by the Acquisition Corporation for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.
     (f) The Acquisition Corporation agrees that the share certificates evidencing the Top-Up Option Shares may, at HDI’s election, include the following legend:
     “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR ANY EXEMPTION THEREFROM.”
     Section 1.5. Approval of Compensation Arrangements. The compensation committee of HDI’s board of directors will grant all approvals and take all other actions required to cause the negotiation, execution and amendment of all employment compensation, severance and other employee benefit arrangements, or payments made or to be made or benefits granted or to be granted according to such arrangements, in connection with or relating to this Agreement or the transactions contemplated hereby to be exempt from the provisions of Rule 14d-10(a)(2) in accordance with the safe harbor provisions of Rule 14d-10(d)(1) under the Securities Exchange Act.
ARTICLE 2
THE MERGER
     Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3) the Merger of Acquisition Corporation with and into HDI will become effective in accordance with the provisions of the Delaware Act. Following the Merger, HDI will continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of the Acquisition Corporation will cease.
     Section 2.2. The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, One Prudential Plaza, 130 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m., local time, on the second business day following the satisfaction or waiver of the conditions set forth in Article 7, or at such other date, time or place as Nipro and HDI may agree. The date upon which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     Section 2.3. Effective Time. The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251 or 253, as applicable, of the Delaware Act. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time as Nipro and HDI mutually agree and specify in the certificate of merger. The time the Merger becomes effective in accordance with Sections 103 and 251 or 253, as applicable, of the Delaware Act is referred to in this Agreement as the “Effective Time.”
     Section 2.4. Effects of the Merger. The Merger will have the effects set forth in this Agreement and the Delaware Act. Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of HDI and the Acquisition Corporation will vest in the Surviving Corporation and all debts, liabilities and duties of HDI and the Acquisition Corporation will become debts, liabilities and duties of the Surviving Corporation.
     Section 2.5. Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended in its entirety to read as set forth in Exhibit B and, as so amended, will be the certificate of incorporation of the Surviving Corporation, unless and until thereafter changed or amended in accordance with the Delaware Act. The bylaws of the Acquisition Corporation will be the bylaws of the Surviving Corporation.
     Section 2.6. Directors. The directors of the Acquisition Corporation at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law.
     Section 2.7. Officers. Except as may be determined by Nipro prior to the Effective Time, the officers of the Acquisition Corporation at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law.
     Section 2.8. Conversion of Common Stock.
     (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held in the treasury of HDI, held by any Subsidiary (as defined in Section 2.8(e)) of HDI or held by Nipro or any Subsidiary of Nipro) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, upon the surrender of the certificate formerly representing such share, the Offer Price in cash, without interest (the “Merger Consideration”).
     (b) Notwithstanding the provisions of Section 2.8(a), shares of Common Stock outstanding immediately prior to the Effective Time that are held by persons who have complied in all respects with the provisions of Section 262 of the Delaware Act with respect to such shares (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration as provided in Section 2.8(a) but instead the holders of such Dissenting Shares will be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the Delaware Act; provided that Dissenting Shares held by any person who waives, withdraws, fails to perfect or otherwise loses the right to payment of the fair value of such shares pursuant to Section 262 of the Delaware Act will be treated as if such shares had been converted into the Merger Consideration as of the Effective Time in accordance with the provisions of Section 2.8(a). HDI will promptly notify Nipro in writing of any claim or demand by any holder of

Common Stock seeking to exercise dissenters rights pursuant to Section 262 of the Delaware Act. Nipro and its counsel will have the right to direct and defend all negotiations and proceedings relating to any such claim or demand. HDI will not settle or offer to settle any such claim or demand without the prior written consent of Nipro.
     (c) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the Merger Consideration will be adjusted appropriately.
     (d) Each share of Common Stock held in the treasury of HDI, held by any Subsidiary of HDI or held by Nipro or any Subsidiary of Nipro immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and will cease to exist. For purposes of this Section 2.8(d), shares of Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former director, officer or employee of HDI, Nipro or any of their respective Subsidiaries will not be deemed to be held by HDI, Nipro or any such Subsidiary, regardless of whether HDI, Nipro or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.
     (e) The term “Subsidiary” as used in this Agreement means any corporation, partnership, limited liability company or other business entity 50 percent or more of the outstanding voting equity securities of which are owned, directly or indirectly, by HDI or Nipro, as applicable.
     Section 2.9. Stock Options and Stock Appreciation Rights.
     (a) HDI will take all necessary actions (including obtaining any necessary consents of current and former directors, officers and employees of HDI and its Subsidiaries) to cause each outstanding stock option to acquire shares of Common Stock (each, a “Stock Option”) and each outstanding stock appreciation right the value of which is determined based on the market price of shares of Common Stock (each, a “Stock Appreciation Right”) granted under any current or former stock option, stock appreciation right or other equity compensation plan, program, agreement or arrangement of HDI or any of its Subsidiaries (collectively, the “Stock Plans”), whether or not vested and exercisable as of the Effective Time, to be cancelled as of the Effective Time in exchange for the right to receive an amount in cash equal to (i) the Merger Consideration minus (ii) the exercise price of such Stock Option or the grant or base price of such Stock Appreciation Right, as applicable.
     (b) The board of directors or compensation committee of HDI will grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Securities Exchange Act to cause the disposition in the Merger of Common Stock, Stock Options and Stock Appreciation Rights held by the directors and executive officers of HDI to be exempt from the provisions of Section 16(b) of the Securities Exchange Act.
     (c) No additional Stock Options, Stock Appreciation Rights or other rights will be granted or issued pursuant to the Stock Plans after the Effective Time.
     Section 2.10. Conversion of Acquisition Corporation Common Stock. Each share of the Common Stock, par value $.01 per share, of the Acquisition Corporation issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the Common Stock, par value $.01 per share, of the Surviving Corporation.
ARTICLE 3
EXCHANGE OF CERTIFICATES
     Section 3.1. Exchange of Certificates. From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Common Stock (a “Certificate”) will be entitled to receive in exchange therefor, upon surrender thereof to Nipro or an exchange agent designated by Nipro reasonably acceptable to HDI, the Merger Consideration into which the shares of Common Stock evidenced by such Certificate were converted pursuant to the Merger. No interest will be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.
     Section 3.2. No Rights as Stockholder. From and after the Effective Time, the holders of Certificates will cease to have any rights as a stockholder of the Surviving Corporation except as otherwise provided by applicable law, and Nipro will be entitled to treat each Certificate that has not yet been surrendered to Nipro or its exchange agent for exchange solely as evidence of the right to receive the Merger Consideration into which the shares of Common Stock evidenced by such Certificate have been converted pursuant to the Merger.
     Section 3.3. Withholding. Nipro or its exchange agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any former holder of Common Stock all amounts Nipro determines in good faith are required by law to be deducted or withheld therefrom.
     Section 3.4. Escheat. Neither Nipro, the Acquisition Corporation nor HDI will be liable to any former holder of Common Stock for any portion of the Merger Consideration delivered by Nipro or its exchange agent to any public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate has not been surrendered for exchange to Nipro or its exchange agent prior to the second anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any governmental entity, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF HDI
     HDI represents and warrants to Nipro and the Acquisition Corporation that except as disclosed in the Forms 10-K, 10-Q and 8-K and Schedules 14A filed with or furnished to the SEC by HDI and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System at least two business days prior to the date of this Agreement (excluding information contained in any risk factor or in any cautionary language relating to forward-looking statements included in any such document) or as disclosed in the letter dated as of the date of this Agreement from HDI to Nipro (the “HDI Disclosure Letter”):
     Section 4.1. Organization. HDI and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. HDI and each of its Subsidiaries is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, condition (financial or otherwise), operations or results of operations of HDI and its Subsidiaries, taken as a whole, or on the ability of HDI to consummate the Merger and to perform its obligations under this Agreement (a “HDI Material Adverse Effect”); provided that none of the following will be deemed (either alone or in combination) to constitute, and none of the following will be taken into account in determining whether there has been, a HDI Material Adverse Effect: (a) any general change in economic, regulatory or political conditions, (b) any change, effect, event, occurrence, state of facts or development generally affecting the financial or securities markets, (c) any change, effect, event, occurrence, state of facts or development generally affecting the medical devices industry, (d) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (e) any change in the foreign currency exchange rates applicable to the United States dollar or Japanese yen, (f) the announcement or pendency of this Agreement or the anticipated consummation of the Offer and the Merger, (g) any failure by HDI or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (other than as a result of an event otherwise constituting a HDI Material Adverse Effect as provided herein), (h) any change in applicable law or GAAP (or authoritative interpretation thereof), (i) any action or inaction by HDI or any of its Subsidiaries approved or consented to in writing by Nipro after the date of this Agreement, (j) any suit, action or other legal proceeding arising out of or related to the Merger Agreement, the Offer or the Merger, or (k) any change in the market price, credit rating or trading volume of HDI’s securities (other than as a result of an event otherwise constituting a HDI Material Adverse Effect as provided herein), except, with respect to clauses (a), (b), (c) and (d), to the extent that any such change, effect, event, occurrence, state of facts or development has a materially greater adverse impact on HDI and its Subsidiaries, taken as a whole, as compared to other companies operating in the same industries and markets in which HDI and its Subsidiaries operate. HDI has delivered to Nipro correct and complete copies of the charters and bylaws, as presently in effect, of HDI and each of its Subsidiaries.
     Section 4.2. Authorization of Transaction; Enforceability.
     (a) The board of directors of HDI, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Offer, the Merger and the other transactions contemplated hereby, determining that the terms and conditions of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of HDI and its stockholders, declaring this Agreement, the Offer and the Merger to be advisable, recommending that the stockholders of HDI accept the Offer and tender their shares of Common Stock pursuant to the Offer, and recommending that HDI’s stockholders adopt and approve this Agreement and the Merger. The foregoing recommendations of the board of directors of HDI relating to the Offer and the Merger are referred to in this Agreement as the “Recommendation.” The foregoing resolutions of the board of directors of HDI have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement.
     (b) In connection with its adoption of the foregoing resolutions, the board of directors of HDI received the written opinion of the Financial Advisor that the Offer Price to be received by the stockholder of HDI pursuant to the Offer and the Merger

Consideration to be received by the stockholders of HDI pursuant to the Merger is fair, from a financial point of view, to such stockholders. The foregoing opinion has not been modified, supplemented or rescinded prior to the date of this Agreement. HDI has delivered to Nipro correct and complete copies of the foregoing resolutions and opinion.
     (c) The adoption and approval of this Agreement by the holders of a majority of the outstanding shares of Common Stock (the “Stockholder Approval”) is the only approval by the stockholders of HDI required in connection with this Agreement and the Merger. No vote or approval of any holder of the capital stock of HDI is required to consummate the Offer or any other transaction contemplated by this Agreement other than the Merger. Subject in the case of the Merger to obtaining the Stockholder Approval, HDI has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.
     (d) This Agreement constitutes the valid and legally binding obligation of HDI, enforceable against HDI in accordance with its terms and conditions (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).
     Section 4.3. Noncontravention; Consents. Except for (a) certain filings and approvals necessary to comply with the applicable requirements of the Securities Exchange Act, (b) certain filings and approvals necessary to comply with the requirements of the Nasdaq Global Select Market with respect to the delisting of the Common Stock, (c) the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”), and (d) the filing of a certificate of merger pursuant to the Delaware Act, neither the execution and delivery of this Agreement by HDI, nor the consummation by HDI of the transactions contemplated hereby, will constitute a violation of, be in conflict with, require that any notice be given to or consent or approval be obtained from any governmental authority or any other person or entity pursuant to, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any lien, encumbrance, security interest or other adverse claim (a “Lien”) upon any property of HDI or any of its Subsidiaries pursuant to (i) the charter or bylaws of HDI or any of its Subsidiaries, (ii) any constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which HDI or any of its Subsidiaries is subject or (iii) any agreement or commitment to which HDI or any of its Subsidiaries is a party or by which HDI, any of its Subsidiaries or any of their respective properties is bound or subject, except, in the case of clauses (ii) and (iii) above, for such matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect.
     Section 4.4. Capitalization.
     (a) As of the date of this Agreement, the authorized capital stock of HDI consisted of 60,100,000 shares divided into (i) 60,000,000 shares of Common Stock, of which 16,998,741 shares are issued and outstanding, none of which are held by HDI as treasury shares, and 3,572,613 shares are reserved for issuance upon the exercise of outstanding Stock Options and Stock Appreciation Rights and (ii) 100,000 shares of Preferred Stock, par value $.01 per share, no shares of which are issued or outstanding. All of the issued and outstanding shares of capital stock of HDI have been duly authorized and are validly issued, fully paid and nonassessable.
     (b) Other than Stock Options to acquire an aggregate of 3,372,613 shares of Common Stock granted by HDI to directors, officers and employees of HDI and its Subsidiaries pursuant to the Stock Plans, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require HDI or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock. Other than the 200,000 Stock Appreciation Rights granted by HDI to directors, officers and employees of HDI and its Subsidiaries pursuant to the Stock Plans, there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to HDI or any of its Subsidiaries.
     (c) Each grant of a Stock Option or Stock Appreciation Right was duly authorized no later than the date on which the grant of such Stock Option or Stock Appreciation Right was by its terms to be effective by all necessary corporate action, including approval by the board of directors of HDI (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto. Each such grant was made in accordance with the terms of the Stock Plans, the Securities Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the Nasdaq Global Select Market. The per share exercise price of each Stock Option and the per share grant price or base price of each Stock Appreciation Right was equal to or greater than the fair market value of a share of Common Stock on the applicable grant date. Each such grant was properly accounted for in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) in the financial statements (including the related notes) of HDI and disclosed in HDI’s filings with the SEC in accordance with the Securities Exchange Act and all other applicable laws. HDI has not knowingly granted, and there is no and has been no policy or practice of HDI of granting, Stock Options or Stock Appreciation Rights prior to, or otherwise coordinating the grant of Stock Options or Stock Appreciation Rights with, the release or other public announcement of material information regarding HDI or its Subsidiaries or their results of operations or prospects.
     (d) Neither HDI nor any of its Subsidiaries is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of HDI or any of its Subsidiaries.
     (e) All of the outstanding shares of the capital stock of each of HDI’s Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by HDI or one of its Subsidiaries, free and clear of any Lien. Except for its Subsidiaries set forth in the HDI Disclosure Letter, HDI does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, joint venture or other entity.
     Section 4.5. SEC Documents; Proxy Statement.
     (a) HDI has since January 1, 2009, filed or furnished all reports, forms, statements, certifications and other documents (collectively, together with all financial statements included or incorporated by reference therein, the “SEC Documents”) required to be filed or furnished by HDI with the SEC pursuant to the provisions of the Securities Act of 1933, as amended (together with the rules and regulations of the SEC thereunder, the “Securities Act”), or the Securities Exchange Act. Each of the SEC Documents, as of its filing date and at each time thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act. None of the SEC Documents, as of their respective filing dates or any date thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of HDI has been or is obligated to file any reports, forms, statements, certifications or other documents with the SEC.
     (b) Each of the consolidated financial statements included in the SEC Documents fairly presented the financial condition and the results of operations, changes in stockholders’ equity and cash flow of HDI and its consolidated Subsidiaries as of the respective dates and for the periods indicated therein, all in accordance with GAAP, consistently applied, subject in the case of unaudited interim financial statements to the omission of financial statement footnotes and to normal year-end audit adjustments. No financial statements of any person or entity other than HDI and its consolidated Subsidiaries are required by GAAP to be included in such financial statements.
     (c) HDI has delivered to Nipro correct and complete copies of any currently proposed or contemplated amendments or modifications to the SEC Documents (including any exhibit documents included therein) that have not yet been filed by HDI with the SEC.
     (d) HDI has provided Nipro with correct and complete unredacted copies of all documents filed as exhibits to the SEC Documents subject to a request to the staff of the SEC for confidential treatment. HDI has not submitted any request for confidential treatment of documents filed as exhibits to the SEC Documents that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC.
     (e) HDI has provided Nipro with correct and complete copies of each comment letter received by HDI from the staff of the SEC during the past three years concerning any reports or registration statements filed by HDI with the SEC, together with the response made by HDI with respect to each such comment letter, and each other letter or notice (or summary of any oral notice or telephone call) from the SEC or any of its staff to HDI in which the SEC or any of its staff has challenged or otherwise questioned HDI’s accounting, disclosure or other compliance with federal securities laws or SEC rules.
     (f) The proxy statement to be distributed to HDI’s stockholders in connection with the transactions contemplated by this Agreement (the “Proxy Statement”) will comply as to form in all material respects with the applicable requirements of the Securities Exchange Act and will not, at the time the definitive Proxy Statement is filed with the SEC and mailed to the stockholders of HDI, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made herein by HDI with respect to any information supplied by Nipro or the Acquisition Corporation for inclusion in the Proxy Statement.

     Section 4.6. Compliance and Governance Matters.
     (a) HDI maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities Exchange Act) that complies in all material respects with the requirements of the Securities Exchange Act and has been designed by HDI’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. HDI’s internal control over financial reporting is effective and HDI is not aware of any material weaknesses in its internal control over financial reporting.
     (b) Since the date of the latest audited financial statements included in HDI’s most recent annual report on Form 10-K, there has been no change in HDI’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, HDI’s internal control over financial reporting.
     (c) As stated in their Independence Letter dated March 2, 2009, PricewaterhouseCoopers LLP, who have certified certain financial statements of HDI and its Subsidiaries and have audited HDI’s internal control over financial reporting and management’s assessment thereof, have confirmed that they are independent registered certified public accountants as required by the Securities Exchange Act and the rules of the Public Company Accounting Oversight Board.
     (d) HDI maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Securities Exchange Act) that comply in all material respects with the requirements of the Securities Exchange Act. Such disclosure controls and procedures have been designed to ensure that material information relating to HDI and its Subsidiaries is made known to HDI’s principal executive officer and principal financial officer by others within those entities, and such disclosure controls and procedures are effective.
     (e) No attorney representing HDI or its Subsidiaries, whether or not employed by HDI or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HDI or its Subsidiaries, or any of its or their respective directors, officers, employees or agents, to the board of directors of HDI, any committee thereof or any director or executive officer of HDI.
     (f) HDI is currently in compliance in all material respects with the listing requirements of the Nasdaq Global Select Market.
     Section 4.7. No Undisclosed Liabilities. HDI and its Subsidiaries have no liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for (a) liabilities and obligations reflected in the SEC Documents and (b) other liabilities and obligations which, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect.
     Section 4.8. Absence of Material Adverse Change. Since September 30, 2009, there has not occurred any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a HDI Material Adverse Effect.

     Section 4.9. Litigation and Legal and Regulatory Compliance.
     (a) The HDI Disclosure Letter sets forth each instance in which HDI or any of its Subsidiaries is as of the date of this Agreement (i) subject to any material unsatisfied judgment, order, decree, stipulation or injunction or (ii) a party to or, to HDI’s knowledge, is threatened to be made a party to any material action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or governmental actions, proceedings or investigations pending or, to HDI’s knowledge, threatened with respect to which HDI or any of its Subsidiaries is a party or subject or that question the validity of this Agreement or any action taken or to be taken by HDI in connection with this Agreement, in each case which action, proceeding or investigation, if adversely determined, has had or would reasonably be expected to have a HDI Material Adverse Effect. For the purposes of this Agreement, “HDI’s knowledge” means the actual knowledge after reasonable inquiry of any of the directors or executive officers of HDI set forth in Section 4.9(a) of the HDI Disclosure Letter.
     (b) Since January 1, 2009, HDI and its Subsidiaries have not received written notice from any governmental authority alleging that HDI or any of its Subsidiaries have violated any law, rule, regulation, permit, order, writ, injunction, judgment or decree to which HDI or any of its Subsidiaries is subject, except for notices alleging instances of noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect.
     Section 4.10. Contract Matters. Neither HDI nor any of its Subsidiaries is a party to or bound by any note, mortgage, indenture, loan agreement, other evidence of indebtedness, guarantee, license, lease, agreement or other contract, instrument, commitment, bid or contractual obligation (a) with respect to the employment of any directors, executive officers or employees, or with any consultants that are natural persons, involving the payment of salary and cash bonus having a value of $250,000 or more (or its equivalent in foreign currency) per annum, (b) that contains an annual minimum purchase obligation of $500,000 or more or that requires annual payments to or by HDI or any of its Subsidiaries of $500,000 or more (in each case excluding purchases of goods or services or pursuant to the terms of customer agreements made in the ordinary course of business), (c) that limits the ability of HDI or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person or entity, or that requires referrals of business or exclusive dealing (except for customer agreements granting exclusivity with respect to products or territories) and, in each case, which limitation or requirement would reasonably be expected to be material to HDI and its Subsidiaries taken as a whole, (d) under which HDI or any of its Subsidiaries has granted or agreed to grant to any third party any license or similar right with respect to any material Intellectual Property (as defined in Section 4.15(b)) owned by HDI or its Subsidiaries or under which HDI of any of its Subsidiaries has been granted a license or similar right with respect to any material Intellectual Property of any third party, (e) with respect to contracts or licenses required to be disclosed under clause (b) or (c) of this Section 4.10, that provide a third party a right to terminate or exercise any other material right (such as the right to terminate exclusivity or the right to require the purchase or sale of assets) in the event the transactions contemplated by this Agreement are consummated, (f) that would prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement, or (g) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) not filed as an exhibit to the SEC Documents. All notes, mortgages, indentures, loan agreements, other evidences of indebtedness, guarantees, licenses, leases, agreements or other contracts, instruments, commitments, bids or contractual obligations of the types described in this Section 4.10 (collectively, the “Material Contracts”) are valid and in full force and effect as to HDI, and to the knowledge of HDI, each other party thereto, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a HDI Material Adverse Effect. Neither HDI or any of its Subsidiaries has, and to the knowledge of HDI, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except in each case for those violations and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect, to HDI’s knowledge, during the period since January 1, 2009, no material customer or supplier of HDI or any of its Subsidiaries has provided notice, orally or in writing, of an intention to terminate or materially reduce its business relationship with HDI and its Subsidiaries.
     Section 4.11. Tax Matters.
     (a) HDI and each of its Subsidiaries have timely filed all required returns, declarations, reports, claims for refund or information returns and statements (collectively “Tax Returns”) relating to any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto (collectively “Taxes”), and all such Tax Returns are accurate and complete in all respects, except to the extent any such failure to file or any such inaccuracy in any filed Tax Return, individually or in the aggregate, has not had and would not reasonably be expected to have a HDI Material Adverse Effect. All Taxes owed by HDI or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, except to the extent any such failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a HDI Material Adverse Effect.
     (b) The most recent financial statements contained in SEC Documents reflect adequate reserves for all Taxes payable by HDI and its Subsidiaries for all Tax periods and portions thereof through the date of such financial statements, except to the extent any such Taxes would not reasonably be expected to have a HDI Material Adverse Effect. No federal, state, local or foreign Tax audits or similar proceedings are pending or being conducted, nor has HDI received notice from any governmental authority that any such audit or other proceeding is pending, threatened or contemplated, including any notice of deficiency, request for waiver of time to assess Taxes or proposed adjustment for any amount of Tax proposed, asserted or assessed by any governmental authority against HDI or any of its Subsidiaries, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a HDI Material Adverse Effect.
     (c) All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation with respect to the income Tax Returns of HDI and its Subsidiaries have been fully paid.
     (d) Except for Liens for current Taxes not yet due and payable or which are being contested in good faith, there is no material Lien affecting any of the material assets or properties of HDI or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.
     (e) Neither HDI nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).
     (f) Neither HDI nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under any circumstances (including the consummation of the Merger) could obligate it to make any payments that will constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).
     (g) Neither HDI nor any of its Subsidiaries has entered into any transactions that require disclosure under Section 6011 of the Code.
     (h) HDI and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes.
     Section 4.12. Employee Benefit Matters.
     (a) HDI has made available to Nipro correct and complete copies of each plan, program or arrangement constituting an employee welfare benefit plan (an “Employee Welfare Benefit Plan”) as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or an employee pension benefit plan (an “Employee Pension Benefit Plan”) as defined in Section 3(2) of ERISA, and each other employee benefit plan, program or arrangement or employment practice (including each employment agreement, severance agreement, executive compensation arrangement, incentive program or arrangement, sick leave, vacation pay and severance pay policy, plant closing benefit, salary continuation arrangement for disability, consulting or other compensation arrangement, retirement plan, deferred compensation plan, “Rabbi” trust, bonus program, stock purchase, restricted stock or stock unit plan, phantom stock plan, stock appreciation rights plan, hospitalization, medical or heath plan, life insurance plan, voluntary employee benefit association (intended to qualify under Section 501(c)(9) of the Code), tuition reimbursement or scholarship program, or plan providing benefits or payments to employees in the event of a change in control, change in ownership or sale of all or a substantial portion of the assets of HDI or any of its Subsidiaries) maintained by HDI or any of its Subsidiaries with respect to any of its current or former directors, officers or employees or to which HDI or any of its Subsidiaries contributes or is required to contribute with respect to any of its current or former directors, officers or employees (collectively, the “Plans”); provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a Plan for these purposes.
     (b) With respect to each Plan and except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect:
     (i) such Plan (and each related trust, insurance contract or fund) has been administered in a manner consistent with its written terms and complies in form and operation with the applicable requirements of ERISA, the Code and other applicable laws and, to HDI’s knowledge, each Plan that provides deferred compensation subject to Section 409A of the Code has been administered in good faith compliance with Section 409A of the Code and applicable guidance issued thereunder;
     (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1’s and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Plan;
     (iii) the requirements of ERISA Section 601 et seq. of ERISA and Section 4980B of the Code, Section 701 et seq. of ERISA and Subtitle K of the Code, Sections 1171 through 1179 of the U.S. Social Security Act (relating generally to privacy, security and electronic transfer of health information) and the provisions of the U.S. Health Insurance Portability and Accountability Act of 1996 have been met with respect to each such Plan which is an Employee Welfare Benefit Plan;
     (iv) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid in respect of each such Plan and all contributions for any period ending on or before the Effective Time that are not yet due have been paid in respect of each such Plan or accrued in accordance with the past custom and practice of HDI. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each such Plan;
     (v) each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a). To HDI’s knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust;
     (vi) the market value of assets under each such Plan which is an Employee Pension Benefit Plan (other than any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or plan that is exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation methods, factors and assumptions applicable to an employee pension benefit plan terminating on the date for determination. HDI has made available to Nipro accurate and complete copies of all actuarial reports, appraisals and other documents relating to the funding of such Plans;
     (vii) Nipro has been provided with correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements that implement such Plan;
     (viii) no Plan which is an Employee Pension Benefit Plan has been amended in any manner which would require the posting of security under Section 401(a)(29) of the Code or Section 307 of ERISA; and
     (ix) neither HDI nor any of its Subsidiaries has communicated to any employee (excluding internal memoranda to management) any plan or commitment, whether or not legally binding, to create any addition material employee benefit plan or to materially modify or change any Plan affecting any employee or terminated employee of HDI or any of its Subsidiaries.
     (c) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that HDI or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute, and except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect:
     (i) no such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a reportable event (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation, and no proceeding by the Pension Benefit Guaranty Corporation to terminate such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to HDI’s knowledge, threatened;
     (ii) there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to HDI’s knowledge, threatened; and
     (iii) none of HDI or any of its Subsidiaries has incurred, and HDI has no reason to expect that HDI or any of its Subsidiaries will incur, any material liability to the Pension Benefit Guaranty Corporation (other than premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Pension Benefit Plan.
     (d) Neither HDI nor any of its Subsidiaries contributes to, ever has contributed to or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan. None of the transactions contemplated by this Agreement will trigger any withdrawal or termination liability under any Multiemployer Plan. As of the date of this Agreement, the withdrawal liability under all Multiemployer Plans in which HDI or any of it Subsidiaries contributes to would not result in a HDI Material Adverse Effect if triggered simultaneously.
     (e) Neither HDI nor any of its Subsidiaries maintains or ever has maintained, or contributes, ever has contributed or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).
     (f) No Plan contains any provision that would prohibit the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), or would cause any payment, acceleration or increase in benefits provided by any Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event).

     Section 4.13. Environmental Matters.
     (a) With respect to the current and former United States operations and properties of HDI and its Subsidiaries and except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect (i) HDI and its Subsidiaries have complied in all respects with all Environmental Laws (as defined in Section 4.13(b)) in connection with the ownership, use, maintenance and operation of all real property owned or leased by them and otherwise in connection with their operations, (ii) neither HDI nor any of its Subsidiaries has any liability, whether contingent or otherwise, under any Environmental Law, (iii) no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law have been received by HDI or any of its Subsidiaries since January 1, 2007, (iv) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims or proceedings pending or, to HDI’s knowledge, threatened or, to HDI’s knowledge, investigations pending or threatened relating to compliance with or liability under any Environmental Law affecting HDI or any of its Subsidiaries and (v) to the knowledge of HDI, no changes or alterations in the practices or operations of HDI or any of its Subsidiaries as presently conducted are anticipated to be required in the future in order to permit HDI and its Subsidiaries to continue to comply with all applicable Environmental Laws.
     (b) The term “Environmental Law” as used in this Agreement means any United States law, rule, regulation, permit, order, writ, injunction, judgment or decree with respect to the preservation of the environment or the promotion of worker health and safety, including any law, rule, regulation, permit, order, writ, injunction, judgment or decree relating to Hazardous Materials (as defined in Section 4.13(c)), drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells.
     (c) The term “Hazardous Materials” as used in this Agreement means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law or the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment of which is prohibited under any Environmental Law.
     Section 4.14. Title. HDI and its Subsidiaries now have and at the Effective Time will have good and marketable title to all the properties and assets purported to be owned by them and reflected on the financial statements of HDI, free and clear of all Liens except (a) Liens for current Taxes or assessments not delinquent, (b) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business, (c) other similar common law or statutory Liens that do not materially affect the value of the property so subject or the usefulness thereof to HDI and its Subsidiaries, (d) Liens securing rental payments under capital lease arrangements and (e) easements, rights of way, restrictions, encumbrances, covenants, conditions, encroachments or any other matters affecting title to the real property owned or leased by HDI and its Subsidiaries that do not individually or in the aggregate materially impair the current use or value of any parcel of such real property.

     Section 4.15. Intellectual Property Matters.
     (a) HDI and its Subsidiaries own, are licensed or otherwise possess valid and legally enforceable rights to use all material items of Intellectual Property (as defined in Section 4.15(k)) used in or reasonably necessary to conduct the business of HDI and its Subsidiaries as presently conducted (the “HDI Intellectual Property”).
     (b) The HDI Disclosure Letter sets forth an accurate and complete list of all of the HDI Intellectual Property that is owned by HDI or any of its Subsidiaries (collectively, the “Owned Intellectual Property”). The HDI Disclosure Letter sets forth with respect to the Owned Intellectual Property an accurate and complete list (by name and owner, and where applicable, registration number and jurisdiction of registration, application, certification and filing) of (i) all patents and patent applications, invention disclosures, registered and unregistered trademarks and service marks (including Internet domain names) and applications for the same, trade names, corporate names and copyright registrations and applications, indicating for each, where applicable, the jurisdiction, registration number (or application number) and date issued (or date filed) and (ii) all material computer software items (other than commercially-available software items).
     (c) The HDI Disclosure Letter identifies all material licenses and other agreements under which HDI or any of its Subsidiaries have granted licenses or other rights in any of the Owned Intellectual Property to any person or entity, accurate and complete copies of which have been made available to Nipro. Except as set forth in such licenses or other agreements, HDI and its Subsidiaries are the sole and exclusive owners of all right, title and interest in and to the Owned Intellectual Property, including ownership of all pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement and misappropriation. Immediately after the Closing, the Surviving Corporation and its Subsidiaries will be the sole and exclusive owners of, will have valid title to, and will have the full right to use, license and transfer the Owned Intellectual Property in the same manner and on the same terms and conditions that HDI and its Subsidiaries had immediately prior to the Closing.
     (d) The HDI Disclosure Letter sets forth an accurate and complete list of all material agreements with any third party that grant licenses or sublicenses to or otherwise authorize HDI or any of its Subsidiaries to use Intellectual Property (collectively, the “Third Party Intellectual Property”), including a list of the material Third Party Intellectual Property. Except as identified in the HDI Disclosure Letter, (i) HDI and its Subsidiaries have not granted any material sublicense or similar right with respect to any such Third Party Intellectual Property, and (ii) no third party that has licensed Third Party Intellectual Property to HDI or any of its Subsidiaries has by contract ownership rights or license rights to improvements or derivative works made by or for HDI or any of its Subsidiaries based on such Third Party Intellectual Property.
     (e) The Owned Intellectual Property is free of all material payment obligations and other Liens and is not subject to any material judgment, decree, order or other limitation or restriction on use or otherwise. No person or entity has any rights in any material item of Owned Intellectual Property that could cause any reversion or renewal of rights in favor of that person or entity or termination of any rights of HDI or its Subsidiaries in such Owned Intellectual Property. The HDI Disclosure Letter includes a description in reasonable detail of all claims, actions, suits, proceedings, judgments, decrees or orders pending or, to the knowledge of HDI, threatened as of the date of this Agreement that prohibit or restrict HDI or any of its Subsidiaries from carrying on its business, or any portion of it, anywhere in the world or from any use of the HDI

Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect, there is no pending or, to the knowledge of HDI, threatened claim, action, suit or proceeding, or any judgment, decree or order, that prohibits or restricts HDI or any of its Subsidiaries from using HDI Intellectual Property in its business, or any portion of it, anywhere in the world.
     (f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect (i) all patents and registered and unregistered trademarks, service marks and copyrights included in the Owned Intellectual Property, to HDI’s knowledge, are valid and subsisting under applicable law, rules and regulation for those respective categories of Intellectual Property, (ii) to HDI’s knowledge, no event has occurred or circumstance exists that could render any of the Owned Intellectual Property invalid or unenforceable, (iii) to HDI’s knowledge, all necessary registration, maintenance and renewal fees in connection with each item of Owned Intellectual Property that are due and payable have been made and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities for purposes of maintaining such Owned Intellectual Property, (iv) there are no actions that must be taken within 90 days after the date of this Agreement for the purposes of maintaining, perfecting, preserving or renewing any Owned Intellectual Property, including the payment of any registration, maintenance, annuity or renewal fees or the filing of any documents, applications or certificates, and (v) all patent, trademark, service mark and copyright applications with respect to the Owned Intellectual Property have been duly filed and maintained. HDI has made available to Nipro and its representatives all files requested by them with respect to patents, patent applications and invention disclosures, each as amended to date, included in the Owned Intellectual Property, all files with respect to trademark registrations and applications, each as amended to date, included in the Owned Intellectual Property and accurate and complete copies of all maintenance documents and all other written documentation evidencing ownership and prosecution of each such item.
     (g) Neither HDI nor any of its Subsidiaries has agreed to indemnify, defend or otherwise hold harmless any other person or entity with respect to any losses, damages, fines or expenses resulting or arising from the HDI Intellectual Property.
     (h) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect, to the knowledge of HDI, no person or entity has used, disclosed, infringed or misappropriated any of the Owned Intellectual Property, other than authorized uses and disclosures in accordance with the licenses and other agreements described in the HDI Disclosure Letter. Neither HDI nor any of its Subsidiaries has commenced or threatened, or is presently contemplating commencing or threatening, any claim, action, suit or proceeding against any person or entity for infringement or misappropriation of the HDI Intellectual Property or breach of any license or other agreement relating to the HDI Intellectual Property.
     (i) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect, to HDI’s knowledge, neither the conduct of the businesses of HDI and its Subsidiaries nor their creation, use, license or other transfer of the HDI Intellectual Property infringe or misappropriate the Intellectual Property rights of any other person or entity or constitute unfair competition or trade practices under any law, rule or regulation. The HDI Disclosure Letter includes a description in reasonable detail of all claims, actions, suits or proceedings pending or, to the knowledge of HDI, threatened as of the date of this Agreement in which any person or entity alleges that HDI or any of its Subsidiaries or the HDI Intellectual Property has violated the Intellectual Property rights of any person or entity. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect, neither HDI nor any of its Subsidiaries has received notice of any pending or threatened claim, action, suit or proceeding in which any person or entity alleges that HDI or any of its Subsidiaries or the HDI Intellectual Property has violated the Intellectual Property rights of any person or entity. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect, there are no pending disputes between HDI or its Subsidiaries and any other person or entity relating to the HDI Intellectual Property.
     (j) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect (i) HDI and its Subsidiaries have taken all commercially reasonable steps necessary to protect, preserve and maintain the confidentiality of all material trade secrets and confidential business information included in the HDI Intellectual Property, (ii) all persons and entities who have received material trade secrets or other material confidential business information of HDI or its Subsidiaries have entered into written confidentiality agreements to protect the secret or confidential status of such information, and to the knowledge of HDI, no person or entity has defaulted under or breached any term of any such agreement, (iii) HDI and its Subsidiaries have taken all commercially reasonable steps necessary to comply with all duties to protect the confidentiality of information provided to HDI and its Subsidiaries by any other person or entity, (iv) in each case in which HDI or any of its Subsidiaries has acquired any of the Owned Intellectual Property through or from any current or former employee, consultant, independent contractor or other person or entity, HDI and its Subsidiaries have obtained a valid and enforceable written assignment agreement sufficient to irrevocably transfer all rights, title and interest in that Intellectual Property to HDI and its Subsidiaries to the extent any such rights did not become the sole property of HDI and its Subsidiaries by operation of law and (v) to the knowledge of HDI, none of those current or former employees, consultants, independent contractors or other persons or entities has violated any of those agreements.
     (k) The term “Intellectual Property” as used in this Agreement means, collectively, patents, patent disclosures, trademarks, service marks, trade dress, logos, trade names, domain names, copyrights and mask works, and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).
     Section 4.16. Regulatory Compliance.
     (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect (i) HDI, its Subsidiaries and, to the knowledge of HDI, the suppliers and distributors of HDI and its Subsidiaries have obtained all approvals, clearances and registrations required by any governmental or supranational regulatory authorities or private accreditation bodies, including any public or private institutional review boards and independent ethics committees, to permit the manufacturing, distribution, sales, customer service, marketing and research and development activities of HDI and its Subsidiaries (collectively, “Regulatory Approvals”), (ii) HDI, its Subsidiaries and, to the knowledge of HDI, the suppliers and distributors of HDI and its Subsidiaries are in compliance with the terms and conditions of each Regulatory Approval and with all requirements pertaining under applicable law to the activities of HDI and its Subsidiaries with respect to each product or product under development that is not required to be the subject of a Regulatory Approval, (iii) HDI, its Subsidiaries and, to the knowledge of HDI, the suppliers and distributors of HDI and its Subsidiaries, are in compliance with all applicable requirements regarding registration or notification for each site at which each product and product under development is manufactured, packaged, held for distribution or from which and into which it is distributed, (iv) all manufacturing operations performed by or on behalf of HDI and its Subsidiaries have been and are being conducted in compliance with relevant current good manufacturing practices, including the quality system regulations issued by the United States Food and Drug Administration (the “FDA”), and to the extent applicable, counterpart regulations in the European Union and all other countries where compliance is required, (v) to HDI’s knowledge, all nonclinical laboratory studies of products under development sponsored by HDI or its Subsidiaries and intended to be used to support regulatory clearance or approval have been and are being conducted in compliance with relevant good laboratory practices, (vi) to HDI’s knowledge, all clinical studies of marketed or investigational products sponsored by HDI or its Subsidiaries and intended to support a regulatory clearance or approval have been and are being conducted in compliance with relevant good clinical practices and (vii) HDI and its Subsidiaries are in compliance with all reporting requirements under all applicable Regulatory Approvals and plant registrations.
     (b) To the knowledge of HDI, there are no pending voluntary or involuntary market withdrawals, field corrective actions (including recalls), destruction orders, seizures, corrections or other major regulatory enforcement actions related to any product or product under development, except for matters that, individually or in the aggregate, have not had and would not be reasonable likely to have a HDI Material Adverse Effect.
     (c) To the knowledge of HDI, neither HDI, any of its Subsidiaries or any of its or their respective directors, officers, employees, consultants or agents has made any untrue statement of a material fact or fraudulent statement to any governmental or supranational regulatory authority or private accreditation body in any jurisdiction, failed to disclose a fact required to be disclosed to such an authority in any jurisdiction, or committed any act, made any statement or failed to make any statement that would, in each case, reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46,191 or for any foreign person or entity to invoke an equivalent policy or to effect a similar result.
     (d) HDI has made available to Nipro copies of all documents in its or its Subsidiaries’ possession that are material to assessing compliance by HDI and its Subsidiaries with the United States Food, Drug and Cosmetics Act, as amended, and the International Standards Organization (and their respective implementing regulations) or any other similar regulations in any applicable jurisdiction.
     Section 4.17. Labor Matters. There are no controversies pending or, to HDI’s knowledge, threatened between HDI or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise have or be reasonably likely to have a HDI Material Adverse Effect. HDI is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of HDI or any of its Subsidiaries. HDI has made available to Nipro accurate and complete copies of all material employment, severance and other agreements with its senior officers. To HDI’s knowledge, no executive, key employee or group of employees of HDI and its Subsidiaries has any plan to terminate employment with HDI and its Subsidiaries.
     Section 4.18. Affiliate Transactions. There are no loans, leases, supply or distribution agreements or other continuing transactions or arrangements between HDI or any of its Subsidiaries and any present or former director or officer thereof or any member of such director’s or officer’s family, or any person or entity controlled by such officer or director or his or her family, including any transaction that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K. No current or former director or officer of HDI or any of its Subsidiaries nor, to the knowledge of HDI, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any entity that is a party to a Material Contract (other than HDI and its Subsidiaries).
     Section 4.19. State Takeover Laws. The resolutions adopted by the board of directors of HDI approving this Agreement are sufficient to cause the restrictions contained in Section 203 of the Delaware Act to be inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. No other fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.
     Section 4.20. Brokers’ Fees. Except for the fees and expenses payable by HDI to the Financial Advisor, neither HDI nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement. HDI has provided Nipro with a correct and complete copy of the engagement letter between HDI and the Financial Advisor relating to the transactions contemplated by this Agreement.
     Section 4.21. No Other Representations. Nipro acknowledges that HDI has not made and is not making any representation or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provide in this Article 4.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF NIPRO
     Nipro represents and warrants to HDI that except as disclosed in the letter dated as of the date of this Agreement from Nipro to HDI (the “Nipro Disclosure Letter”):
     Section 5.1. Organization. Nipro and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. Nipro and each of its Subsidiaries is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, operations, results of operations or business prospects of Nipro and its Subsidiaries, taken as a whole, or the ability of Nipro to consummate the Merger and to perform its obligations under this Agreement (a “Nipro Material Adverse Effect”). Acquisition Corporation was formed solely for the purpose of entering into the transactions contemplated by this Agreement, and since the date of its incorporation has not carried on any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters related thereto.
     Section 5.2. Authorization of Transaction; Enforceability.
     (a) The board of directors of Nipro, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Merger and the other transactions contemplated hereby, determining that the terms and conditions of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Nipro and its stockholders. The foregoing resolutions of the board of directors of Nipro have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement.
     (b) The board of directors of the Acquisition Corporation, acting by unanimous written consent in accordance with the bylaws of the Acquisition Corporation and the Delaware Act, has duly adopted resolutions approving this Agreement, the Offer, the Merger and the other transactions contemplated hereby, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Acquisition Corporation and its stockholder, declaring this Agreement and the Merger to be advisable and recommending that Nipro, as the sole stockholder of the Acquisition Corporation, adopt and approve this Agreement. Nipro, as the sole stockholder of the Acquisition Corporation, acting by written consent in accordance with the bylaws of the Acquisition Corporation and the Delaware Act, has duly adopted resolutions adopting and approving this Agreement. The foregoing resolutions of the board of directors and sole stockholder of the Acquisition Corporation have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement.
     (c) Each of Nipro and the Acquisition Corporation has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.
     (d) This Agreement constitutes the valid and legally binding obligation of Nipro and the Acquisition Corporation, enforceable against Nipro and the Acquisition Corporation in accordance with its terms and conditions.
     Section 5.3. Noncontravention; Consents. Except for (a) certain filings and approvals necessary to comply with the applicable requirements of the Securities Exchange Act, (b) the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and (c) the filing of a certificate of merger pursuant to the Delaware Act, neither the execution and delivery of this Agreement by Nipro or the Acquisition Corporation, nor the consummation by Nipro or the Acquisition Corporation of the transactions contemplated hereby, will constitute a violation of, be in conflict with, require that any notice be given to or consent or approval be obtained from any governmental authority or any other person or entity pursuant to, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any Lien upon any property of Nipro or any of its Subsidiaries pursuant to (i) the constitution or other organizational documents of Nipro or any of its Subsidiaries, (ii) any law, rule, regulation, permit, order, writ, injunction, judgment or decree to which Nipro or any of its Subsidiaries is subject or (iii) any agreement or commitment to which Nipro or any of its Subsidiaries is a party or by which Nipro, any of its Subsidiaries or any of their respective properties is bound or subject, except, in the case of clauses (ii) and (iii) above, for such matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Nipro Material Adverse Effect.
     Section 5.4. Litigation and Legal Compliance. There are no judicial or governmental actions, proceedings or investigations pending or, to Nipro’s knowledge, threatened with respect to which Nipro or any of its Subsidiaries is a party or subject or that question the validity of this Agreement or any action taken or to be taken by Nipro in connection with this Agreement, in each case which action, proceeding or investigation, if adversely determined, has had or would reasonably be expected to have a Nipro Material Adverse Effect. For the purposes of this Agreement, “Nipro’s knowledge” means the actual knowledge after reasonable inquiry of the executive officers of Nipro set forth in Section 5.4 of the Nipro Disclosure Letter.
     Section 5.5. Brokers’ Fees. Neither Nipro nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement for which HDI or any of its Subsidiaries will have any liability or responsibility.
     Section 5.6. Ownership of Company Common Stock. None of Nipro, the Acquisition Corporation or any of their affiliates beneficially owns (within the meaning of Section 13 of the Securities Exchange Act and the rules and regulations promulgated thereunder) any Common Stock or holds any rights to acquire any Common Stock except pursuant to this Agreement.
     Section 5.7. Available Funds. Nipro and the Acquisition Corporation have funds available sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement and, at the expiration of the Offer and the Effective Time, Nipro and the Acquisition Corporation will have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and the Merger, as the case may be, to pay all fees and expenses in connection therewith and to perform their respective obligations under this Agreement.
     Section 5.8. Information for Proxy Statement. The information supplied by Nipro or the Acquisition Corporation for inclusion in the Proxy Statement will not, at the time the definitive Proxy Statement is filed with the SEC and mailed to the stockholders of HDI, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 5.9. No Other Representations. HDI acknowledges that Nipro has not made and is not making any representation or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provide in this Article 5.

ARTICLE 6
COVENANTS
     Section 6.1. General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
     Section 6.2. Stockholder Approval. If the Acquisition Corporation will have accepted the shares of Common Stock for payment pursuant to the Offer and the adoption and approval of this Agreement and the Merger by the stockholders of HDI is required in accordance with the Delaware Act or the certificate of incorporation or bylaws of HDI, then HDI, acting through its board of directors, in accordance with applicable law, its certificate of incorporation and bylaws and the listing rules of the Nasdaq Global Select Market, will as soon as practicable after the expiration of the Offer:
     (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”), to be held as soon as practicable after the expiration of the Offer, for the purpose of submitting this Agreement to HDI’s stockholders in order to obtain the Stockholder Approval, and otherwise comply with all applicable legal requirements with respect to the Stockholders Meeting;
     (b) solely if requested by Nipro, postpone or adjourn the Stockholders Meeting from time to time to permit the solicitation of additional proxies in order to obtain the Stockholder Approval;
     (c) file with the SEC a preliminary Proxy Statement with respect to the Stockholders Meeting satisfying the requirements of the Securities Exchange Act, promptly provide Nipro and its counsel with copies of any written comments and telephonic notice of any oral comments of the SEC with respect to he preliminary Proxy Statement, respond promptly to any comments raised by the SEC with respect to such preliminary Proxy Statement, permit Nipro and its counsel to review and comment upon HDI’s proposed responses to any such comments, file with the SEC as promptly as practicable HDI’s responses to any such comments, and cause the definitive version of the Proxy Statement to be mailed to its stockholders as soon as it is legally permitted to do so;
     (d) engage a proxy solicitation firm reasonably acceptable to Nipro to solicit proxies in connection with the Stockholders Meeting, and otherwise take such actions as may reasonably be requested by Nipro from time to time in order to obtain the Stockholder Approval, including in person and telephonic meetings with stockholders of HDI to the extent permitted by applicable law; and
     (e) except to the extent that HDI’s board of directors has effected or effects a Change in Recommendation in accordance with the terms of Section 6.8(c), include in the Proxy Statement (i) the Recommendation as it pertains to the Merger and (ii) the written opinion of the Financial Advisor that the Merger Consideration to be received by the stockholders of HDI pursuant to the Merger is fair, from a financial point of view, to such stockholders.
     Nipro will provide HDI with and be solely responsible for the information concerning Nipro and the Acquisition Corporation required to be included in the Proxy Statement, including any information required by SEC comments, and a certificate in customary form with respect to the accuracy and completeness of such information. Nipro and the Acquisition Corporation will cause all shares of Common Stock purchased pursuant to the Offer and any other shares of Common

Stock beneficially owned by Nipro or any of its Subsidiaries to be voted in favor of the adoption and approval of this Agreement and the Merger.
     Section 6.3. Notices and Consents.
     (a) Each of the parties prior to the Closing Date will give all notices to third parties and governmental entities and will use its reasonable best efforts to obtain all third party and governmental consents and approvals that are required in connection with the transactions contemplated by this Agreement.
     (b) As soon as practicable and in any event within ten business days following the execution and delivery of this Agreement, each of the parties will file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its reasonable best efforts to obtain early termination of the applicable waiting period and will make all further filings pursuant thereto that may be necessary, proper or advisable.
     (c) The provisions of this Section 6.3 will not be deemed to require Nipro to enter into any agreement, consent decree or other commitment requiring Nipro or any of its Subsidiaries to divest (including through any license or similar arrangement) or hold separate any assets or to take any other action (including in relation to HDI or its Subsidiaries after the Closing Date) that would have a Nipro Material Adverse Effect or a HDI Material Adverse Effect.
     Section 6.4. Carry on in Regular Course. Except as expressly contemplated by this Agreement, from and after the date of this Agreement until the election or appointment of Nipro’s nominees to the board of directors of HDI pursuant to Section 1.3 or the Closing, whichever is earlier, HDI will, and will cause each of its Subsidiaries to, conduct its operations in accordance with its ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as consented to by Nipro, which consent will not be unreasonably withheld, delayed or conditioned, HDI will not and will not cause or permit any of its respective Subsidiaries to:
     (a) amend its organizational documents;
     (b) authorize or effect any stock split or combination or reclassification of shares of its capital stock;
     (c) declare or pay any dividend or distribution with respect to its capital stock or repurchase, redeem or otherwise acquire for value any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;
     (d) issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;
     (e) merge or consolidate with any entity;
     (f) sell, lease or otherwise dispose of any of its capital assets having an aggregate value in excess of $500,000, other than in the ordinary course of business, including any shares of the capital stock of any of its Subsidiaries;
     (g) liquidate, dissolve or effect any recapitalization or reorganization in any form;

     (h) acquire any interest in any business (whether by purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture if the business or joint venture interest acquired would have a fair market value, as determined in good faith by the board of directors of HDI, in excess of $500,000, other than the acquisition of certain assets of Diabetes Australia;
     (i) create, incur, assume or suffer to exist any indebtedness for borrowed money (including capital lease obligations), other than indebtedness existing as of the date of this Agreement and other indebtedness incurred in the ordinary course of business, consistent with past practice;
     (j) create, incur, assume or, except for Liens existing on the date hereof, suffer to exist any Lien affecting any of its material assets or properties;
     (k) except as required as the result of changes in GAAP, change any of the accounting principles or practices used by it or revalue in any material respect any of its assets or properties, other than write-downs of inventory or accounts receivable in the ordinary course of business, consistent with past practice;
     (l) except as set forth in the HDI Disclosure Letter and other than in the ordinary course of business, consistent with past practice, grant any general or uniform increase in the rates of pay of its employees or grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment;
     (m) except as set forth in the HDI Disclosure Letter and for any increase required under the terms of any consulting or employment agreement in effect on the date of this Agreement and other than in the ordinary course of business, consistent with past practice, increase the compensation payable or to become payable to officers or salaried employees with a base salary in excess of $100,000 per year or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents;
     (n) tender any material bid, enter into any material contract or commitment or engage in any material transaction, or effect any material change to any program, not in the ordinary course of business, consistent with past practices;
     (o) make any material Tax election or settle or compromise any material Tax liability;
     (p) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected or reserved for in its consolidated financial statements or otherwise incurred in the ordinary course of business, consistent with past practice;
     (q) settle or compromise any material pending or threatened suit, action or proceeding;
     (r) commit or omit to take any act that will cause a termination of or a material breach or default under any material contract, commitment or obligation to which it is a party or by which its assets are bound or subject;
     (s) fail to comply in its operations in all material respects with all applicable laws or as may be required for the valid and effective consummation of the transactions contemplated by this Agreement;
     (t) take any action that would or would reasonably be expected to result in (i) any representation and warranty of HDI in this Agreement becoming untrue or (ii) any condition to the Offer set forth in Exhibit A or any condition to the Merger set forth in Article 7 not being satisfied; or
     (u) commit to do any of the foregoing.
     Section 6.5. Preservation of Organization. Except as otherwise contemplated by this Agreement, HDI will, and will cause each of its Subsidiaries to, use its reasonable best efforts in the ordinary course of business, consistent with past practice, to preserve its business organization substantially intact, to keep available after the Closing Date the services of its present officers and employees and to preserve its present relationships with suppliers, customers and others with which it has significant business relations.
     Section 6.6. Full Access. HDI will permit representatives of Nipro to have reasonable access at all reasonable times with reasonable prior notice to all premises, properties, books, records, contracts and documents of or pertaining to it and its respective Subsidiaries. Without limiting the generality of the foregoing, HDI acknowledges and agrees that Nipro and its representatives and agents may with reasonable prior notice conduct customary environmental assessments of the real property and facilities owned or leased by HDI and its Subsidiaries; provided that HDI may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that HDI will use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that HDI will use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege). If any material is withheld by HDI pursuant to the proviso to the preceding sentence, HDI will inform Nipro as to the general nature of the information being withheld. All information exchanged pursuant to this Section 6.6 will be subject to the Confidentiality Agreement.
     Section 6.7. Notice of Developments. HDI will give prompt written notice to Nipro of any material development of which HDI becomes aware affecting it or any of its Subsidiaries. HDI and Nipro will each give prompt written notice to the other party of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement. No such written notice of a material development will be deemed to have amended any of the disclosures set forth in the HDI Disclosure Letter or the Nipro Disclosure Letter, to have qualified the representations and warranties contained herein and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.
     Section 6.8. Acquisition Proposals.
          (a) HDI and each of its Subsidiaries, and each of their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors and representatives, will immediately cease any discussions or negotiations presently being conducted with respect to any Acquisition Proposal (as defined in Section 6.8(g)), discontinue access to any non-public information regarding HDI or its Subsidiaries being provided to any party in connection with any Acquisition Proposal and request the return or destruction of any such non-public information provided to any party in connection with any Acquisition Proposal prior to the date of this Agreement. HDI and its Subsidiaries will not and will use their reasonable best efforts to cause their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors and representatives not to, directly or indirectly (i) initiate, solicit or knowingly take any action to facilitate or encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions with, furnish any information or data to or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with any party relating to any Acquisition Proposal, (iii) withdraw or modify in any manner adverse to Nipro and the Acquisition Corporation the Recommendation or approve or recommend, or propose to approve or recommend, any Acquisition Proposal (a “Change in Recommendation”), (iv) subject to the provisions of Section 6.13, grant any waiver or release under any standstill or similar agreement with respect to acquisitions of Common Stock by any party, or (v) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal. HDI will be responsible for any act or omission by any director, officer, employee, financial advisor, attorney, accountants, consultant or other agent, advisor or representative of HDI or any of its Subsidiaries that would constitute a breach of the provisions of this Section 6.8 if taken or omitted to be taken by HDI.
     (b) Notwithstanding the provisions of Section 6.8(a), subject to providing Nipro with not less than one business day’s prior written notice of any such action, HDI may engage in discussions or negotiations with, and furnish information and data to, any party that submits an unsolicited written Acquisition Proposal after the date of this Agreement and on or prior to the date of the acceptance for payment of shares of Common Stock pursuant to, and subject to the conditions of, the Offer (the “Applicable Period”) if (i) the board of directors of HDI determines in good faith, after consultation with outside legal counsel and the Financial Advisor or another financial advisory firm of nationally recognized reputation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Acquisition Proposal (as defined in Section 6.8(h)), (ii) the board of directors of HDI determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would constitute a breach of the fiduciary duties of the board of directors and (iii) prior to taking any such action, HDI receives from the party submitting such Acquisition Proposal an executed confidentiality agreement containing provisions that are no less favorable to HDI than the provisions contained in the Confidentiality Agreement dated as of August 18, 2009 among HDI, Nipro and Nipro Medical Corporation (the “Confidentiality Agreement”) and which permits HDI to perform and comply with its obligations under this Agreement.
     (c) Notwithstanding the provisions of Section 6.8(a) but subject to compliance by HDI with the provisions of Section 6.8(d) and Section 8.3, the board of directors of HDI will be permitted to effect a Change in Recommendation if (i) HDI receives an unsolicited written Acquisition Proposal, (ii) the Applicable Period has not expired prior to the date of the Change in Recommendation, (iii) the board of directors of HDI determines in good faith, after consultation with its outside legal counsel and the Financial Advisor or another financial advisory firm of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Acquisition Proposal (after taking into account any changes in the terms and conditions of this Agreement proposed by Nipro in accordance with Section 6.8(d)) and (iv) the board of directors of HDI determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would constitute a breach of the fiduciary duties of the board of directors.
     (d) HDI will provide Nipro with not less than four business days’ prior written notice of its intention to effect a Change in Recommendation. HDI’s notice will include the identity of the acquiring party, a copy of the most recent version of any written agreement relating to the Superior Acquisition Proposal resulting in such proposed Change in Recommendation. If requested by Nipro after the delivery of such notice, HDI, together with its legal and financial advisors, will engage in reasonable, good faith negotiations with

Nipro regarding any modifications to the terms and conditions of this Agreement proposed by Nipro. If Nipro agrees (subject to acceptance by HDI) to any such modifications to the terms and conditions of this Agreement prior to the expiration of the four business day period following delivery of HDI’s notice, HDI may not effect a Change in Recommendation unless and until the board of directors of HDI determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that the Acquisition Proposal resulting in the proposed Changed in Recommendation continues to constitute a Superior Acquisition Proposal, after taking into account any changes in the terms and conditions of this Agreement agreed to (subject to acceptance by HDI) by Nipro in accordance with this Section 6.8(d). If any material modifications are made to the terms and conditions of any Acquisition Proposal after the date notice thereof is provided by HDI to Nipro pursuant to this Section 6.8(d), then HDI will again be required to comply with the provisions of this Section 6.8(d) with respect to such modified Acquisition Proposal.
     (e) HDI will within 24 hours after its receipt of any Acquisition Proposal provide Nipro with a copy of such Acquisition Proposal or, in connection with any non-written Acquisition Proposal, a written statement setting forth in reasonable detail the terms and conditions of such Acquisition Proposal, including the identity of the acquiring party. HDI will promptly inform Nipro of the status and content of any discussions or negotiations involving any Acquisition Proposal. In connection with any determination by the board of directors of HDI that a Acquisition Proposal constitutes or is reasonably likely to result in a Superior Acquisition Proposal, HDI will within 24 hours after the making of such determination provide Nipro with a written summary in reasonable detail of the reasons for such determination together with copies of all related resolutions of the board of directors of HDI and all opinions, reports and analyses rendered or prepared by HDI’s legal and financial advisors that were reviewed by the board of directors of HDI in making such determination. If HDI provides any non-public information to any party submitting an Acquisition Proposal that has not previously been provided to Nipro, HDI will provide a copy of such information to Nipro within 24 hours after the time it is first provided to such other party.
     (f) Nothing contained in this Section 6.8 or this Agreement will prohibit HDI or its board of directors, in connection with any unsolicited Acquisition Proposal publicly announced during the Applicable Period, from (i) taking and disclosing to HDI’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act, it being understood that a “stop, look and listen” communication to the stockholders of HDI pursuant to Rule 14d-9(f) under the Securities Exchange Act (or any similar communication to the stockholders of HDI) will not be deemed to be or constitute a Change in Recommendation, (ii) complying with Item 1012(a) of Regulation M-A under the Securities Exchange Act, (iii) making any disclosure to its stockholders if, in the good faith judgment of the board of directors of HDI (after consultation with outside legal counsel), failure to so disclose is inconsistent with applicable law or (iv) informing any person of the existence of the provisions contained in this Section 6.8. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by HDI that describes HDI’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a withdrawal or modification, or proposal by the board of directors of HDI to withdraw or modify, the Recommendation, an adoption or recommendation with respect to such Acquisition Proposal, or a Change in Recommendation. In complying with the laws and rules referenced in this Section 6.8(f), neither HDI nor its board of directors or any committee thereof may take, or agree or resolve to take, any action otherwise prohibited under this

Section 6.8, except if, and then solely to the extent that, the board of directors of HDI (after consultation with outside legal counsel) determines in good faith that the failure to take, or to agree or resolve to take, such action would result in a violation of such laws or rules.
     (g) The term “Acquisition Proposal” as used in this Agreement means any proposal, whether or not in writing, made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Securities Exchange Act) of 15% or more of the assets of HDI and its Subsidiaries taken as a whole (based on fair market value, as determined in good faith by the board of directors of HDI) or a 15% or greater equity interest in HDI or any of its Subsidiaries, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer, Intellectual Property licensing transaction or similar transaction involving HDI or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of such percentage of the assets of, or such a percentage equity interest in, HDI or any of its Subsidiaries.
     (h) The term “Superior Acquisition Proposal” as used in this Agreement means an unsolicited written proposal made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Securities Exchange Act) of 80% or more of the assets of HDI and its Subsidiaries taken as a whole (based on fair market value, as determined in good faith by the board of directors of HDI) or a 80% or greater equity interest in HDI or any of its Subsidiaries, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer, Intellectual Property licensing transaction or similar transaction involving HDI or any of its Subsidiaries, that the board of directors of HDI determines in good faith after consultation with its outside legal counsel and the Financial Advisor or another financial advisory firm of nationally recognized reputation and taking into account such matters deemed relevant in good faith by the board of directors, (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal, and (ii) is more favorable to HDI and its stockholders than the Offer and the Merger.
     Section 6.9. Indemnification.
     (a) From and after the Closing Date, Nipro, subject to the limits imposed by the Delaware Act, will cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and executive officers of HDI and its Subsidiaries (collectively, the “Indemnified Parties”) from and against all losses, claims, damages and expenses (including reasonable attorney’s fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions, occurring at or prior to the Closing Date to the same extent and subject to the same terms and conditions (including with respect to the advancement of expenses) provided in HDI’s certificate of incorporation and bylaws as in effect as of the date of this Agreement.
     (b) Any determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to the Indemnified Party.
     (c) Without limiting any additional rights that any person may have under any agreement, from and after the payment for shares of Common Stock pursuant to the Offer, subject to the limits imposed by the Delaware Act, Nipro will, and will cause HDI and the

Surviving Corporation to, indemnify and hold harmless each Indemnified Party, against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of, pertaining to or in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of HDI, or of another entity if such service was at the request of or for the benefit of HDI, whether asserted or claimed prior to, at or after the Effective Time, including with respect to all actions taken and omitted to be taken in connection with the approval, recommendation, negotiation, execution and consummation of this Agreement, the Merger, the Offer and all of the transactions contemplated hereby and thereby. In the event of any such proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the proceeding from Nipro, HDI or the Surviving Corporation, as applicable, to the maximum extent permitted by applicable law (provided that any person to whom expenses are advanced will have provided an undertaking to repay such advances if it is finally determined that such person is not entitled to indemnification), and Nipro will, and will cause HDI and the Surviving Corporation to, provide such advancement of expenses. Nipro, HDI and the Surviving Corporation, as applicable, will reasonably cooperate with the Indemnified Parties in the defense of any such matter.
     (d) With respect to which any matter in connection with which any Indemnified Party is or may be entitled to indemnification or advancement of expenses pursuant to this 6.9 (i) each counsel selected to represent the Indemnified Parties will be reasonably acceptable to Nipro, (ii) Nipro, HDI and the Surviving Corporation will not be responsible for indemnifying or advancing the fees or expenses of more than one counsel (plus local counsel, if reasonably required) to represent all of the Indemnified Parties in connection with such matter, (iii) none of the Indemnified Parties will agree to any settlement or compromise or consent to the entry of any judgment or award in connection with such matter without the prior written consent of Nipro (which consent will not be unreasonably withheld, delayed or conditioned) and (iv) neither Nipro, HDI, the Surviving Corporation or any of their affiliates will agree to any settlement or compromise of such matter or consent to the entry of any judgment or award in connection with such matter unless the terms of such settlement, compromise, judgment or award include a full and complete discharge and release of each Indemnified Party that is a party or has been threatened in writing to be made a party to such matter.
     (e) For a period of six years after the Closing Date, Nipro will cause to be maintained in effect the policies of directors and officers liability insurance currently maintained by HDI for the persons presently covered by such policies with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Closing Date. Nipro may at its discretion substitute for such policies currently maintained by HDI directors and officers liability insurance policies with reputable and financially sound carriers providing for substantially similar coverage so long as such substitution does not result in gaps or lapses in coverage. Notwithstanding the provisions of this Section 6.9(e), Nipro will not be obligated to make annual premium payments with respect to such policies of insurance to the extent such premiums exceed 250 percent of the annual premiums paid by HDI as of the date of this Agreement. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, Nipro will maintain the most advantageous policies of directors and officers liability insurance obtainable for an annual premium equal to the foregoing amount.

     (f) In the event Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns the Surviving Corporation will assume the obligations set forth in this Section 6.9.
     (g) The obligations of Nipro or the Surviving Corporation under this Section 6.9 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party. The provisions of this Section 6.9 are intended for the benefit of and will be enforceable by each Indemnified Party and his or her heirs, executors and legal representatives.
     (h) In the event that the Surviving Corporation should fail, an any time to comply with any of the foregoing obligations set forth in this Section 6.9, for any reason, Nipro will be responsible therefore and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Surviving Corporation may have or claim (except any claim that performance is prohibited by applicable Delaware law), it being the intention of this Section 6.9 that the Indemnified Parties will be fully indemnified and that the provisions of this Section 6.9 be a primary obligation of Nipro and not merely a guarantee by Nipro of the obligations of the Surviving Corporation.
     Section 6.10. Employee Matters.
     (a) For the period from the Effective Time through December 31, 2010, Nipro will provide or cause the Surviving Corporation to provide to employees of HDI and HDI’s Subsidiaries who remain in the employment of the Surviving Corporation and its Subsidiaries after the Effective Time (the “Continuing Employees”) (i) salary and incentive opportunities that are substantially comparable in the aggregate to those provided to such employees by HDI or HDI Subsidiaries during the 12-month period ending immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such employees by HDI or HDI Subsidiaries during the 12-month period ending immediately prior to the Effective Time. For purposes of clause (i) above, the value of any equity or equity-based compensation paid or payable by HDI to the Continuing Employees, and any bonuses or other compensation paid or payable to any Continuing Employee in connection with the transactions contemplated by this Agreement, will be disregarded. Neither Nipro nor any of its Subsidiaries will have any obligation to provide equity or equity-based compensation to any Continuing Employee.
     (b) To the extent that any employee benefit plan of Nipro or its subsidiaries is made available to any Continuing Employee, on or following the Effective Time, Nipro will cause to be granted to such Continuing Employee credit for all service with HDI and its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of HDI or any of its Subsidiaries), to the extent such service was recognized by HDI or such Subsidiary for similar or analogous purposes prior to the Effective Time (such service, “Pre-Closing Service”) for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals; provided that Pre-Closing Service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.
     (c) With respect to any welfare plan maintained by Nipro or any of its Subsidiaries in which any Continuing Employee commences to participate after the

Effective Time, Nipro will and will cause the Surviving Corporation to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of HDI and HDI Subsidiaries prior to such commencement of participation and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid in the plan year of such commencement of participation in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.
     (d) The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no current or former employee of HDI or any of its Subsidiaries or any other individual associated therewith (including any beneficiary or dependent thereof) will be regarded for any purpose as a third party beneficiary of this Agreement (except to the extent provided in Section 9.10 with respect to Section 6.9), and no provision of this Section 6.10 will create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Plan or any employee program or any plan or arrangement of Nipro or any of its subsidiaries. No provision of this Section 6.10 will be construed to limit the right of Nipro or any of its Subsidiaries to terminate the employment of any Continuing Employee at any time.
     Section 6.11. Public Announcements. Nipro and HDI will consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement and, except as may be required by applicable law or by the rules and regulations of the Nasdaq Global Select Market or the Tokyo Stock Exchange, and will not issue any such press release or make any such announcement prior to such consultation.
     Section 6.12. Actions Regarding Antitakeover Statutes. If any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation is or becomes applicable to the transactions contemplated by this Agreement, the board of directors of HDI will grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.
     Section 6.13. Standstill Provisions.
     (a) If the board of directors of HDI, upon the request of Nipro or the Acquisition Corporation, determines to grant any waivers of the restrictions on Nipro and the Acquisition Corporation contained in Section 13 of the Confidentiality Agreement, HDI will be permitted to simultaneously amend the terms of all then-existing confidentiality agreements with third parties to the extent necessary such that no one such confidentiality agreement is more or less restrictive of the other party thereto than any other confidentiality agreement (including the Confidentiality Agreement).
     (b) If HDI is party as of the date of this Agreement to a written confidentiality agreement with any third party other than Nipro that includes a provision that restricts the ability of such third party to submit to the board of directors of HDI or make a public announcement of an Acquisition Proposal without the prior written approval of HDI, HDI will be permitted to waive such provision in the event that HDI receives an unsolicited request from such third party during the Applicable Period to submit a written Acquisition Proposal to the board of directors of HDI. Such waiver may be granted solely to the extent reasonably required to permit such third party to submit such Acquisition Proposal to the board of directors of HDI.
     (c) If an unsolicited written Acquisition Proposal is made during the Applicable Period by a third party which is party to a confidentiality agreement with HDI entered into prior to the date of this Agreement that would prohibit HDI from complying with any of the terms of Section 6.8(d) or Section 6.8(e) requiring the provision by HDI of information, agreements or documents to Nipro, HDI will use its reasonable best efforts to, and will be permitted to, amend such confidentiality agreement with such third party to allow HDI to fully comply with such terms of Section 6.8(d) and Section 6.8(e) without violating such confidentiality agreement. HDI will not engage in discussions or negotiations with, furnish any information or data to, or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with any such third party that does not agree to the foregoing amendment of its confidentiality agreement with HDI.
     (d) The Confidentiality Agreement will terminate as of the Effective Time.
     Section 6.14. Defense of Claims, Orders and Injunctions. In the event HDI becomes subject to any claim, action, suit or proceeding in connection with which the plaintiff or claimant (including any governmental authority) seeks to restrict or prohibit the consummation of, or seeks damages or other payments in connection with, the transactions contemplated by this Agreement, HDI will use its reasonable best efforts to defend against and obtain the dismissal of such claim, action, suit or proceeding. HDI will, and will cause its legal counsel to, cooperate with Nipro and its legal counsel in connection with the defense of any such claim, action, suit or proceeding and, without the prior written consent of Nipro (which consent will not be unreasonably withheld, delayed or conditioned), will not enter into any settlement or other resolution of such matter which calls for aggregate payments by HDI and its Subsidiaries in excess of $1,000,000 or which otherwise imposes a material restriction or limitation or materially burdensome requirement on the conduct of the business of HDI or any of its Subsidiaries after the Effective Time. In the event either party becomes subject to any order or injunction of a court of competent jurisdiction which restricts or prohibits the consummation of the transactions contemplated by this Agreement, each party will use its reasonable best efforts to overturn or lift such order or injunction. The foregoing will not be deemed to require Nipro to enter into any agreement, consent decree or other commitment requiring Nipro or any of its Subsidiaries to divest (including through the grant of a license) or hold separate any assets (including any assets of HDI or its Subsidiaries) or to take any other action that would have a Nipro Material Adverse Effect or HDI Material Adverse Effect.
     Section 6.15. Nipro Guarantee. Nipro agrees to take all action necessary to cause the Acquisition Corporation to perform all of Acquisition Corporation’s, and the Surviving Corporation to perform all of Surviving Corporation’s, agreements, covenants and obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. Nipro will be liable for any breach of any representation, warranty, covenant or agreement of the Acquisition Corporation and for any breach of this covenant.
ARTICLE 7
CONDITIONS TO THE CONSUMMATION OF THE MERGER
     Section 7.1. Conditions to the Obligations of Each Party. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

     (a) if the adoption and approval of this Agreement and the Merger by the stockholders of HDI is required in accordance with the Delaware Act or the certificate of incorporation or bylaws of HDI, HDI will have obtained the Stockholder Approval;
     (b) none of the parties will be subject to any statute, law, rule or regulation or any judgment, decree, order or injunction of a court of competent jurisdiction which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; and
     (c) the Acquisition Corporation will have purchased the shares of Common Stock pursuant to the Offer.
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1. Termination. This Agreement may be terminated any time prior to the Effective Time (notwithstanding the receipt of the Stockholder Approval):
     (a) with the written consent of Nipro, the Acquisition Corporation and HDI;
     (b) by either Nipro or HDI, upon delivery of written notice to the other party, if:
     (i) any court of competent jurisdiction or other governmental agency has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, and such order, decree, ruling or other action is or has become nonappealable;
     (ii) the Acquisition Corporation has not accepted shares of Common Stock for payment pursuant to the Offer on or before the End Date, unless the failure to do so on or before the End Date is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or
     (iii) (A) the Acquisition Corporation has failed to commence the Offer within 15 business days after the date of this Agreement or will have materially breached any of its other obligations set forth in Article I or (B) the Offer has terminated or expired in accordance with its terms without the Acquisition Corporation having purchased any shares of Common Stock pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this clause (iii) will not be available to any party whose failure to fulfill its obligations under this Agreement or the failure of whose representations and warranties to be true and correct results in the failure of any such condition;
     (c) by Nipro, upon delivery of written notice to HDI, if:
     (i) HDI’s board of directors has effected a Change in Recommendation;
     (ii) HDI’s board of directors, at any time following the public announcement of an Acquisition Proposal, fails to reaffirm publicly and unconditionally its Recommendation of the Offer and the Merger within 10 business days after Nipro’s written request to do so, which public reaffirmation must also include an unconditional rejection of such Acquisition Proposal;
     (iii) if HDI (directly or through any director, officer, employee, financial advisor, attorney, accountant, consultant or other agent, advisor or representative of HDI or any of its Subsidiaries) materially breaches any of the provisions of Section 6.8;
     (iv) if a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement (other than Section 6.8) on the part of HDI has occurred that (A) would cause the conditions set forth in Exhibit A not to be satisfied and (B) is not capable of being cured prior to the End Date or, if capable of being so cured, has not been cured by HDI within 30 days following receipt by HDI of written notice of such breach or failure from Nipro; or
     (d) by HDI, upon delivery of written notice to Nipro, if:
     (i) prior to the acceptance of shares of Common Stock for payment pursuant to the Offer, the board of directors of HDI determines to effect a Change in Recommendation and approve, endorse or recommend an Acquisition Proposal that constitutes a Superior Acquisition Proposal; provided that HDI may not terminate this Agreement pursuant to this Section 8.1(d)(i) unless (A) it has complied in all respects with Section 6.8 with respect to such Acquisition Proposal and (iii) it has paid to or concurrently pays to Nipro the Termination Fee in accordance with Section 8.3(a)(ii); or
     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of Nipro has occurred that (A) would cause the conditions set forth in Exhibit A not to be satisfied and (B) is not capable of being cured prior to the End Date or, if capable of being so cured, has not been cured by Nipro within 30 days following receipt by Nipro of written notice of such breach or failure from HDI.
     Section 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and will be deemed to have terminated without liability to any party (or any stockholder, director, officer, employee, agent or representative of any party); provided that (a) the provisions of the Confidentiality Agreement, this Section 8.2 and Sections 8.3, 9.13, 9.14 and 9.15 of this Agreement will continue in full force and effect notwithstanding such termination and (b) if such termination results from the willful and material failure by any party to perform any covenant or agreement in this Agreement, such party will be fully liable for any and all damages suffered or incurred by the other party as a result of such failure.
     Section 8.3. Fees and Expenses.
     (a) HDI will pay Nipro, by wire transfer of immediately available funds, the sum of $6,500,000 (the “Termination Fee”) if this Agreement is terminated under the following circumstances:
     (i) if Nipro terminates this Agreement pursuant to Section 8.1(c)(i), (ii) or (iii), HDI will pay the Termination Fee to Nipro on the second business day after the date of such termination; or
     (ii) if HDI terminates this Agreement pursuant to Section 8.1(d)(i), HDI will pay the Termination Fee to Nipro prior to or concurrently with the date of such termination.
          (b) If Nipro terminates this Agreement pursuant to Section 8.1(c)(iv), HDI will reimburse Nipro, not later than two business days after submission of statements therefor, for up to an aggregate of $1,000,000 of the out-of-pocket costs and expenses (including attorneys,’ accountants’ and investment bankers’ fees and expenses, printing and mailing expenses, advertising expenses, and HSR Act and other filing fees) incurred by Nipro and its Subsidiaries in connection with the transactions contemplated by this Agreement.
     (c) If HDI terminates this Agreement pursuant to Section 8.1(d)(ii), Nipro will reimburse HDI, not later than two business days after submission of statements therefor, for up to an aggregate of $1,000,000 of the out-of-pocket costs and expenses (including attorneys,’ accountants’ and investment bankers’ fees and expenses, printing and mailing expenses, advertising expenses, and HSR Act and other filing fees) incurred by HDI and its Subsidiaries in connection with the transactions contemplated by this Agreement.
     (d) Each of Nipro and HDI will bear 50% of the HSR Act filing fee arising in connection with the transactions contemplated by this Agreement and 50% of all preparation, printing and mailing costs relating to the distribution of the Offer materials and related SEC filings.
     (e) Except as specifically provided in this Section 8.3, each party will bear its own expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.
     (f) Each party acknowledges that the agreements regarding the payment of fees and expenses contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, in the absence of such agreements, the other party would not have entered into this Agreement. Each party accordingly agrees that in the event the other party fails to pay promptly any amount due pursuant to this Section 8.3, such party will in addition to the payment of such amount also pay to the other party all of the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such party in the enforcement of its rights under this Section 8.3, together with interest on such amount at a rate per annum equal to the prime lending rate prevailing as such time, as published by the Wall Street Journal, from the date upon which such payment was due to and including the date of payment.
     (g) Acceptance by Nipro of the Termination Fee due under Section 8.3(a) will constitute acceptance by Nipro of the validity of any termination of this Agreement by HDI under Section 8.1. Nipro will be deemed not to have accepted such Termination Fee if Nipro returns such Termination Fee to HDI, by wire transfer of same-day funds to an account designated by HDI, within 30 days after Nipro’s receipt of such Termination Fee. If Nipro accepts payment of the Termination Fee, such Termination Fee, and the right to receive any amounts payable by HDI pursuant to Section 8.3(d), will constitute the sole and exclusive remedy of Nipro and the Acquisition Corporation in connection with any termination of this Agreement pursuant to Section 8.1.
ARTICLE 9
MISCELLANEOUS
     Section 9.1. Nonsurvival of Representations. The representations and warranties contained in this Agreement will terminate as at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the representations and warranties of HDI will expire upon the purchase by the Acquisition Corporation of shares of Common Stock pursuant to the Offer.
     Section 9.2. Remedies; Specific Enforcement. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under applicable law. The parties acknowledge and agree that irreparable harm would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
     Section 9.3. Successors and Assigns. No party hereto may assign or delegate any of such party’s rights or obligations under or in connection with this Agreement without the written consent of the other party hereto. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.
     Section 9.4. Amendment. This Agreement may be amended by the execution and delivery of a written instrument by or on behalf of Nipro, the Acquisition Corporation and HDI at any time before or after the adoption and approval of the Merger by the stockholders of HDI or the Acquisition Corporation; provided that after the date of the adoption and approval of the Merger by the stockholders of HDI, no amendment to this Agreement will be made without the approval of stockholders of HDI to the extent such approval is required under the Delaware Act.
     Section 9.5. Extension and Waiver. At any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants or agreements of the other parties to this Agreement and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.
     Section 9.6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
     Section 9.7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.
     Section 9.8. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 9.9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, one business day after the date when sent to the recipient by telecopy (receipt confirmed) or upon delivery when sent to the recipient by reputable express courier service (charges prepaid) and receipt confirmed. Such notices, demands and other communications will be sent to Nipro and HDI at the addresses indicated below:
If to Nipro:
Nipro Corporation
c/o Nipro Medical Corporation
3150 N.W. 107th Avenue
Miami, Florida 33172
Attention: Luis Candelario
                  President
Facsimile: (305) 599-8454
With a copy (which
will not constitute notice) to:
Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Chicago, Illinois 60601
Attention: Craig A. Roeder
Facsimile: (312) 698-2365
If to HDI:
Home Diagnostics, Inc.
2400 N.W. 55th Court
Ft. Lauderdale, Florida 33309
Attention: Peter Ferola
                  Vice President and General Counsel
Facsimile: (954) 739-8506
With a copy (which
will not constitute
notice) to:
Satterlee Stephens Burke & Burke LLP
230 Park Avenue
New York, New York 10169
Attention: Edwin T. Markham
Facsimile: (212) 818-9606
and with a copy (which
will not constitute
notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Clifford E. Neimeth, Esq.
Facsimile: (212) 801-9383
Email: neimethc@gtlaw.com
     or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.
     Section 9.10. No Third Party Beneficiaries. Except as expressly provided in Section 6.9(e), this Agreement will not confer any rights or remedies upon any person or entity other than Nipro, the Acquisition Corporation and HDI and their respective successors and permitted assigns. Without limiting the foregoing, except for the right to receive payment of the Offer Price and the Merger Consideration in accordance with this Agreement, no stockholder of HDI will be deemed to be a beneficiary of or to have any rights or remedies under or by reason of this Agreement.
     Section 9.11. Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
     Section 9.12. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.
     Section 9.13. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL PROCEDURAL AND SUBSTANTIVE LAW, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES AND RULES, OF THE STATE OF DELAWARE.
     Section 9.14. Jurisdiction. Any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party to this Agreement (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware, (b) agrees that each state and federal court located in the State of Delaware will be deemed to be a convenient forum and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. EACH PARTY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY AS ITS AGENT AND ATTORNEY-IN-FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON ITS BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND FOR THE TAKING OF ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT BEFORE THE CHANCERY COURT OF THE STATE OF DELAWARE OR THE UNITED STATES FEDERAL DISTRICT COURT FOR THE STATE OF DELAWARE AND EACH PARTY

HERETO STIPULATES THAT SUCH CONSENT AND APPOINTMENT IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.9 will be deemed effective service of process on such party.
     Section 9.15. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.

NIPRO CORPORATION

By	/s/ Minoru Sano

Its	President and Representative Director

NIPPON PRODUCT ACQUISITION CORPORATION

By	/s/ Luis Candelario

Its	President

HOME DIAGNOSTICS, INC.

By	/s/ Joseph Capper

Its	CEO

EXHIBIT A
CONDITIONS TO THE OFFER
     1. Notwithstanding any other term of the Offer or this Agreement, the Acquisition Corporation will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Securities Exchange Act, pay for any shares of Common Stock tendered pursuant to the Offer unless (a) there has been validly tendered (including by notice of guaranteed delivery) and not withdrawn prior to the time of the expiration of the Offer (including any extensions thereof in accordance with Section 1.1(b) of this Agreement, the “Determination Time”) that number of shares of Common Stock which represents, together with all other shares of Common Stock beneficially owned by Nipro and the Acquisition Corporation, a majority in voting power of the Fully Diluted Shares (the “Minimum Tender Condition”) and (b) the applicable waiting period under the HSR Act has terminated or expired. The term “Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of HDI on a fully diluted basis, after giving effect to the exercise, conversion or exchange of all options, warrants, rights and securities exercisable or exchangeable for or convertible into such voting securities.
     2. Furthermore, notwithstanding any other term of the Offer or this Agreement, the Acquisition Corporation will not be required to accept for payment or to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and, subject to Section 1.1(b) of this Agreement, may terminate or amend the Offer, if at any time on or after the date of this Agreement and before the acceptance of any such shares of Common Stock for payment or the payment therefor, any of the following conditions exists:
     (a) any consent, authorization, order and approval of or filing with any third party, governmental commission, board or other regulatory authority required in connection with the consummation of the transactions contemplated by this Agreement has not been obtained or made, except where the failure to obtain or make such consent, authorization, order, approval or filing would not, from and after the Determination Time, have a HDI Material Adverse Effect or Nipro Material Adverse Effect;
     (b) one or more of the parties to this Agreement is subject to any (i) pending or threatened (in writing) claim, action, suit or proceeding by any governmental authority in connection with which the plaintiff or claimant seeks to restrict or prohibit the consummation of, or seeks material damages or other material payments in connection with, the transactions contemplated by this Agreement, (ii) pending claim, action, suit or proceeding by any party other than a governmental authority in connection with which the plaintiff or claimant seeks to materially restrict or prohibit the consummation of, or seeks material damages or other material payments in connection with, the transactions contemplated by this Agreement, in each case to the extent that Nipro determines in good faith that (A) there is a reasonable possibility of an adverse outcome or result in connection with such claim, action, suit or proceeding and (B) such adverse outcome or result would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations or results of operations of Nipro, HDI or their respective Subsidiaries, or (iii) statute, law, rule or regulation or any judgment, decree, order or injunction of a court of competent jurisdiction which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement;

     (c) any of the representations and warranties of HDI set forth in Section 4.4(a), (b) or (e) of this Agreement is not true and correct in all respects other than de minimis inaccuracies as of the Determination Time as though made on and as of the Determination Time;
     (d) any of the other representations and warranties of HDI set forth in Article 4 (read without any materiality or material adverse effect qualifications, other than the representation and warranty set forth in Section 4.8, which will be read with a material adverse effect qualification) are not true and correct of the Determination Time as though made on and as of the Determination Time (except for representations and warranties that are made as of a specific date on or prior to the date of this Agreement, which representations and warranties will have been true and correct as of such date), except for failures of such representations and warranties to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a HDI Material Adverse Effect;
     (e) HDI has failed to perform and comply in all material respects with its obligations under this Agreement required to be performed by it at or prior to the Determination Time (or has not cured in all material respects any failure to so perform and comply at or prior to the Determination Time);
     (f) there has been publicly disclosed or Nipro has otherwise become aware that beneficial ownership (determined as set forth in Rule 13d-3 promulgated under the Securities Exchange Act) of more than 15% of the outstanding shares of Common Stock has been acquired by another person or entity (including any group as defined in the Securities Exchange Act), unless such shares have been duly tendered pursuant to the Offer and not withdrawn as of the Determination Time;
     (g) a Change in Recommendation has occurred; or
     (h) this Agreement has been terminated in accordance with its terms;
     which, in the sole judgment of Nipro and the Acquisition Corporation, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Nipro, the Acquisition Corporation or any of their affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.
     The foregoing conditions are for the sole benefit of Nipro and the Acquisition Corporation and may be asserted by Nipro and the Acquisition Corporation regardless of the circumstances giving rise to such condition or may be waived by Nipro and the Acquisition Corporation in whole or in part at any time and from time to time in their sole discretion, except that the Minimum Tender Condition may not be waived. The failure by Nipro, the Acquisition Corporation or any of their affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

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